 Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
BioDelivery Sciences International, Inc.
at
$5.60 per share, in cash
by
Bristol Acquisition Company Inc.
a wholly owned subsidiary of
Collegium Pharmaceutical, Inc.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY, ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON MARCH 18, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Bristol Acquisition Company Inc., a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Collegium Pharmaceutical, Inc., a Virginia corporation (“Collegium”), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of BioDelivery Sciences International, Inc., a Delaware corporation (“BDSI”), for an offer price of $5.60 per Share, in cash, subject to any applicable withholding taxes and without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 14, 2022 (as it may be amended from time to time, the “Merger Agreement”), by and among Collegium, Purchaser and BDSI. The Merger Agreement provides, among other things, that as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of specified conditions, Purchaser will be merged with and into BDSI (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a meeting of BDSI stockholders and without a vote on the adoption of the Merger Agreement by BDSI stockholders, with BDSI continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger and thereby becoming a wholly owned subsidiary of Collegium.
In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held (i) by BDSI or any of its subsidiaries (including any treasury shares) or by Collegium or Purchaser or any other direct or indirect wholly owned subsidiary of Collegium, which Shares will be canceled and will cease to exist, or (ii) by any BDSI stockholders who properly exercise and perfect their appraisal rights in accordance with Section 262 of the DGCL) will be automatically converted into the right to receive the Offer Price, in cash, without interest and subject to any applicable withholding taxes. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. As a result of the Merger, BDSI will cease to be a publicly traded company and will become a wholly owned subsidiary of Collegium.
The Offer is conditioned upon, among other things, (i) the absence of a termination of the Merger Agreement in accordance with its terms, (ii) the number of Shares validly tendered (and not validly withdrawn) prior to the time that the Offer expires, when considered together with all other Shares (if any) otherwise beneficially owned by Purchaser and its affiliates, representing at least one Share more than 50% of all issued and outstanding Shares as of immediately after the consummation of the Offer, (iii) the waiting period (or any extension thereof) applicable to the Offer and the Merger under the Hart-Scott-Rodino

Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), having expired or been terminated without action by the Federal Trade Commission (“FTC”) or U.S. Department of Justice (“DOJ”) to prevent the consummation of the Offer or the Merger or any action commenced by the FTC or DOJ in relation to the Offer or the Merger having been resolved in a manner that permits the consummation of the Offer and the Merger, and (iv) there being no temporary, preliminary or permanent law or order issued by any governmental body of competent jurisdiction that has the effect of restraining, enjoining or otherwise preventing the consummation of the Offer or the Merger. Neither the consummation of the Offer nor the Merger is subject to any financing condition. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15 — “Conditions to the Offer.”
The board of directors of BDSI, among other things, has unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (together, the “Transactions”), (ii) determined that the Transactions, including the Offer and the Merger, are in the best interest of BDSI and its stockholders, (iii) resolved that the Merger shall be governed by and effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of BDSI accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
A summary of the principal terms of the Offer is provided herein under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer.
February 18, 2022

IMPORTANT
If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to American Stock Transfer & Trust Company, LLC, in its capacity as depositary and paying agent for the Offer (which we refer to as the “Depositary”), and either deliver the certificates for your Shares (if any) to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” in each case prior to one minute following 11:59 p.m., Eastern Time, on March 18, 2022 (the “Expiration Date,” unless Purchaser will have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event the “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.
* * * * *
Questions and requests for assistance should be directed to the Information Agent (as defined herein) at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.
The Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful and a criminal offense.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers may call: (212) 269-5550
Stockholders may call toll free: (800) 859-8509
BDSI@dfking.com

SUMMARY TERM SHEET
The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. Collegium and Purchaser have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning BDSI contained herein and elsewhere in this Offer to Purchase has been provided to Collegium and Purchaser by BDSI or has been taken from or is based upon publicly available documents or records of BDSI on file with the SEC or other public sources as of the date hereof. Collegium and Purchaser have not independently verified the accuracy and completeness of such information.
Securities Sought	All issued and outstanding shares of common stock, par value $0.001 per share, of BDSI (the “Shares”).
Price Offered Per Share	$5.60 per Share, in cash, subject to applicable withholding taxes and without interest (the “Offer Price”).
Scheduled Expiration of Offer; Offer Closing	Expiration of the Offer will occur at the end of the day, one minute following 11:59 p.m., Eastern Time, on March 18, 2022, unless the Offer is extended or earlier terminated in accordance with the Merger Agreement; acceptance and payment for Shares is expected to occur on March 21, 2022, unless the Offer is extended pursuant to the terms of the Merger Agreement. See Section 1 — “Terms of the Offer.”
Offeror	Bristol Acquisition Company Inc. (“Purchaser”), a Delaware corporation and wholly owned subsidiary of Collegium Pharmaceutical, Inc., a Virginia corporation (“Collegium”).
BDSI Board Recommendation	The BDSI Board (as defined below) unanimously recommends that the holders of Shares tender their Shares pursuant to the Offer.
Who is offering to purchase my Shares?
Purchaser, which is a wholly owned subsidiary of Collegium, is offering to purchase for cash all of the outstanding Shares. Purchaser is a Delaware corporation that was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into BDSI and ancillary activities in connection with the Offer and the Merger. See the “Introduction” to this Offer to Purchase and Section 8 — “Certain Information Concerning Collegium and Purchaser.”
Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Collegium.
How many Shares are you seeking to purchase in the Offer?
We are offering to purchase all of the Shares of BDSI on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer.
See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer because we want to acquire the entire equity interest of BDSI. If the Offer is consummated, pursuant to the Merger Agreement, Collegium intends thereafter to cause Purchaser to consummate the Merger as soon as practicable (as described below). Upon consummation of the Merger, BDSI would cease to be a publicly traded company and would be a wholly owned subsidiary of Collegium.
See Section 12 — “Purpose of the Offer; Plans for BDSI.”
How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay $5.60 per Share, in cash, subject to applicable withholding taxes and without interest. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.
See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
Is there an agreement governing the Offer?
Yes. Collegium, Purchaser and BDSI have entered into an Agreement and Plan of Merger, dated as of February 14, 2022 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into BDSI (the “Merger”). If the Minimum Condition (as defined in Section 15 — “Conditions to the Offer”) and the other conditions to the Offer are satisfied or waived and we consummate the Offer, we intend to effect the Merger as soon as practicable pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a meeting of BDSI stockholders and without a vote on the adoption of the Merger Agreement by BDSI stockholders.
See Section 11 — “The Transaction Agreements” and Section 15 — “Conditions to the Offer.”
Will you have the financial resources to make payment?
Yes. Neither the Offer nor the Merger is subject to any financing condition. We estimate that we will need up to approximately $827 million to purchase all of the issued and outstanding Shares in the Offer, to provide funding for the consideration to be paid in the Merger, to refinance existing indebtedness of Collegium and BDSI and to pay related fees and expenses at the Closing (as defined below) of the Transactions (the “Transaction Uses”). We have received debt commitments pursuant to which our lenders have agreed to provide us with term loans in an amount of up to $650 million, the proceeds of which may be used to pay a portion of the Transaction Uses (collectively, the “Debt Financing”). The proceeds of the Debt Financing, together with Collegium’s available cash, will be sufficient to pay the Transaction Uses. Funding of the Debt Financing is subject to the satisfaction of various customary conditions set forth in the Debt Commitment Letter (as defined below). See Section 9 — “Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender my Shares in the Offer?
No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the Offer is being made for all outstanding Shares solely for cash;

•
the Offer and the Merger are not subject to any financing condition;

•
if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger as was paid in the Offer (i.e., the Offer Price), subject to limited exceptions for Shares held by BDSI stockholders who properly exercise and perfect their appraisal rights under Section 262 of the DGCL with respect to such Shares and Shares held by Collegium or us or any other direct or indirect wholly owned subsidiary of Collegium or Shares held by BDSI or any of its subsidiaries; and

•
we have all of the financial resources, including the committed Debt Financing, sufficient to finance the Offer and the Merger.

For the reasons stated above, we do not believe our financial condition to be relevant to your decision to tender your Shares.
See Section 9 — “Source and Amount of Funds.”
Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?
Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 — “Conditions to the Offer,” including, among other conditions, the Minimum Condition (as defined below).

See Section 15 — “Conditions to the Offer.”
How long do I have to decide whether to tender my Shares in the Offer?
You will have until one minute following 11:59 p.m., Eastern Time, on March 18, 2022, unless we extend the Offer pursuant to the Merger Agreement (such date and time, as it may be extended in accordance with the terms of the Merger Agreement, the “Expiration Date”) or the Offer is earlier terminated pursuant to, and in accordance with, the Merger Agreement. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such institutions may establish their own earlier deadline for tendering Shares in the Offer. Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such nominee to tender your Shares by the Expiration Date.
The time of acceptance for payment of all Shares validly tendered (and not validly withdrawn) in the Offer pursuant to and subject to the conditions of the Offer is referred to as the “Offer Acceptance Time,” and the date and time at which such Offer Acceptance Time occurs is referred to as the “Offer Closing.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”
See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and under what circumstances?
Yes, the Offer and the Expiration Date can be extended in accordance with the Merger Agreement. If, as of the then-scheduled Expiration Date, any Offer Condition (as defined below) is not satisfied and has not been waived by Collegium or Purchaser, Purchaser will and Collegium will cause Purchaser to (and without the consent of BDSI or any other person), extend the Offer on one or more occasions (for an additional period of up to 10 business days per extension or such longer period as may be requested by BDSI) to permit such Offer Condition to be satisfied (subject to the right of Collegium or Purchaser to waive any Offer Condition, other than the Minimum Condition). In certain circumstances, Purchaser is required by the terms of the Merger Agreement to extend the Offer beyond the initial Expiration Date. Subject to Collegium’s, Purchaser’s or BDSI’s respective rights to terminate the Merger Agreement in accordance with its terms, Purchaser must extend the Offer from time to time as required by applicable legal requirements, any interpretation or position of the SEC, the staff thereof or the Nasdaq Global Select Market applicable to the Offer, and if any Offer Condition is not satisfied by the then-scheduled Expiration Date and BDSI requests that the Offer be extended to permit satisfaction of such Offer Condition(s). However, in no event will Purchaser be required to, and without BDSI’s consent, Purchaser will not, extend the Offer beyond March 31, 2022, which date may be extended pursuant to the terms of the Merger Agreement, as described in Section 11 — “The Transaction Agreements”, but in no event will such date be later than August 13, 2022. If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares.
See Section 1 — “Terms of the Offer” for more details on our obligation and ability to extend the Offer.
Will there be a subsequent offering period?
No, the Merger Agreement does not provide for a “subsequent offering period” in accordance with Rule 14d-11 promulgated under the Exchange Act, without the prior written consent of BDSI.
See Section 1 — “Terms of the Offer.”
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, which is the depositary and paying agent for the Offer (the “Depositary”), of any extension and will make a public announcement of the extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

See Section 1 — “Terms of the Offer.”
What are the conditions to the Offer?
The Offer is conditioned upon the satisfaction or waiver of the following conditions (collectively, the “Offer Conditions”):
•
that the number of Shares validly tendered (and not validly withdrawn) prior to the time that the Offer expires, together with the Shares then owned by Purchaser and its affiliates, represent at least one Share more than 50% of all issued and outstanding Shares as of immediately after the consummation of the Offer (the “Minimum Condition”);

•
the accuracy of representations and warranties made by BDSI in the Merger Agreement as of the Offer Acceptance Time, subject to the materiality and other qualifications set forth in the Merger Agreement, as described in more detail in Section 15 — “Conditions to the Offer” (the “Representations Condition”);

•
the compliance and performance of BDSI in all material respects with all of its covenants and agreements required to be complied with or performed by it under the Merger Agreement at or prior to the Offer Acceptance Time (the “Covenants Condition”);

•
that, since February 14, 2022, there has not been any Material Adverse Effect (as such term is defined in the Merger Agreement and as described in more detail in Section 11 — “The Transaction Agreements — Representations and Warranties”) that is continuing as of the Offer Acceptance Time (the “MAE Condition”);

•
that the waiting period (or any extension thereof) applicable to the Offer and the Merger under the HSR Act has expired or been terminated without action by the Federal Trade Commission (“FTC”) or U.S. Department of Justice (“DOJ”) to prevent the consummation of the Offer or the Merger or any action commenced by the FTC or DOJ in relation to the Offer or the Merger having been resolved in a manner that permits the consummation of the Offer and the Merger (the “Regulatory Condition”);

•
that Collegium and Purchaser have received a certificate, executed by the chief executive officer or the chief financial officer of BDSI, to the effect that the Representations Condition, the Covenants Condition and the MAE Condition have been duly satisfied;

•
that there shall not be in effect any temporary, preliminary or permanent law or order issued by any governmental body of competent jurisdiction that has the effect of restraining, enjoining or otherwise preventing the consummation of the Offer or the Merger (the “Order Condition”); and

•
that the Merger Agreement has not been terminated in accordance with its terms.

The foregoing conditions are in addition to, and not a limitation of, the rights of Collegium and Purchaser to extend, terminate, amend and/or modify the Offer pursuant to and in accordance with the Merger Agreement and applicable legal requirements.
Purchaser expressly reserves the right, to the extent permitted by legal requirements, to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer, including the Offer Conditions (other than the Minimum Condition). However, without the prior written consent of BDSI, we are not permitted to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions or requirements to the Offer in addition to the Offer Conditions, (v) amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to have an adverse effect on, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Collegium or Purchaser to consummate the Offer, the Merger or the other Transactions (as defined below) referred to therein, (vi) amend, modify, change or waive the Minimum Condition or the Termination Condition (as defined below), (vii) terminate the Offer or accelerate, extend or otherwise change the Expiration Date in a manner other than in accordance with the relevant provisions of the Merger

Agreement or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.
See Section 15 — “Conditions to the Offer.”
How do I tender my Shares?
In order for Shares to be validly tendered pursuant to the Offer, you must follow these instructions:
•
If you are a record holder and you have certificated Shares, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, (2) share certificates evidencing such Shares (“Share Certificates”), in proper form for transfer, and (3) any other documents required by the Letter of Transmittal.

•
If you are a record holder and you hold uncertificated Shares in book-entry form with BDSI’s transfer agent, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, and (2) any other documents required by the Letter of Transmittal.

•
If your Shares are held in “street” name and are being tendered by book-entry transfer, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) a Book-Entry Confirmation (as defined under Section 2 — “Acceptance for Payment and Payment for Shares”), (2) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message (as defined under Section 2 — “Acceptance for Payment and Payment for Shares”) and (3) any other documents required by the Letter of Transmittal.

•
If your Share Certificates are not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery (as defined herein). Please contact D.F. King & Co., Inc. (the “Information Agent”) for assistance.

•
If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
If I accept the Offer, how will I get paid?
If the conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate Offer Price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments, net of applicable withholding taxes, to tendering stockholders whose Shares have been accepted for payment.
See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
You may withdraw your previously tendered Shares at any time prior to one minute following 11:59 p.m., Eastern Time, on the Expiration Date. Shares may also be withdrawn at any time after April 19, 2022, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.
See Section 4 — “Withdrawal Rights.”
How do I withdraw previously tendered Shares?
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.
See Section 4 — “Withdrawal Rights.”
What does the BDSI board of directors think of the Offer?
The board of directors of BDSI (which we refer to as the “BDSI Board”), among other things, has unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (together, the “Transactions”), (ii) determined that the Transactions, including the Offer and the Merger, are in the best interest of BDSI and its stockholders, (iii) resolved that the Merger shall be governed by and effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of BDSI accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
See the “Introduction” and Section 10 — “Background of the Offer; Past Contacts or Negotiations with BDSI.” A more complete description of the reasons for the BDSI Board’s unanimous approval of the Offer and the Merger is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 filed by BDSI with the SEC and to be mailed to all BDSI stockholders.
Have any BDSI stockholders entered into agreements with Collegium or any of its affiliates requiring them to tender their Shares?
Yes. In connection with the execution of the Merger Agreement, Collegium and Purchaser entered into Tender and Support Agreements (the “Support Agreements”) with BDSI’s directors and executive officers and certain of their affiliates, including Broadfin Capital, LLC (“Broadfin”), one of BDSI’s existing 5% beneficial holders (each, a “Supporting Stockholder” and, collectively, the “Supporting Stockholders”). Subject to the terms and conditions of the Support Agreements, the Supporting Stockholders have agreed, among other things, to tender, pursuant to the Offer, Shares representing in the aggregate approximately 9.59% of the total outstanding Shares as of February 14, 2022, vote their Shares in favor of the Merger, as applicable, and, subject to certain exceptions, not to transfer any of the Shares that are subject to the Support Agreements.
See Section 11 — “The Transaction Agreements” in this Offer to Purchase for a more detailed description of the Support Agreements.
If the Offer is completed, will BDSI continue as a public company?
No. As soon as practicable following the consummation of the Offer, we expect to complete the Merger pursuant to applicable provisions of Delaware law and take steps to ensure that the shares of BDSI will cease to be publicly traded.
See Section 13 — “Certain Effects of the Offer.”
Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer? Will a meeting of BDSI stockholders be required to approve the Merger?
If we consummate the Offer, and accordingly we acquire a majority of the outstanding Shares sufficient to satisfy the Minimum Condition, then, in accordance with the terms of the Merger Agreement, we will complete the Merger as soon as practicable pursuant to applicable sections of Delaware law without a meeting of BDSI stockholders and without a vote on the adoption of the Merger Agreement by BDSI stockholders. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer, nor will we consummate the Merger. See Section 1 — “Terms of the Offer” for more details on our obligation and ability to extend the Offer.
Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, if we complete the Offer, BDSI stockholders who have not tendered their Shares in the Offer (i) will not be required to vote on the adoption of the Merger Agreement, (ii) will be entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger with respect to any Shares not tendered in the Offer and (iii) will, upon consummation of the Merger, if they do not validly exercise appraisal rights under Delaware law, have their Shares converted into the right to receive the same consideration, in cash, without interest, as was payable in the Offer (the “Merger Consideration”), subject to any applicable withholding taxes and without interest.
See Section 11 — “The Transaction Agreements,” Section 12 — “Purpose of the Offer; Plans for BDSI — Merger Without a Meeting of BDSI Stockholders and Without a Vote of the BDSI Stockholders” and Section 16 — “Certain Legal Matters; Regulatory Approvals.”
If I decide not to tender, how will the Offer affect my Shares?
If the Offer is consummated and certain other conditions are met, the Merger will be consummated as soon as practicable following the consummation of the Offer in accordance with the terms of the Merger Agreement and without a meeting of BDSI stockholders and without a vote by the stockholders of BDSI, and all of the Shares outstanding prior to the Effective Time (subject to limited exceptions for Shares held by BDSI stockholders who properly exercise and perfect their appraisal rights under Section 262 of the DGCL with respect to such Shares) will at the Effective Time be converted into the right to receive the same consideration, in cash, without interest and subject to any applicable withholding taxes, as was payable in the Offer. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that no appraisal rights will be available to you if you tender your Shares.
See the “Introduction” and Section 13 — “Certain Effects of the Offer.”
What is the market value of my Shares as of a recent date?
On February 11, 2022, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price on the Nasdaq Global Select Market was $3.64 per Share; therefore, the Offer Price of $5.60 per Share represents a premium of approximately 53.85% over such price.
The Offer Price represents approximately (i) a 53.8% premium to the closing price of $3.64 on February 11, 2022, the last trading day before public announcement of the Merger Agreement; (ii) a 64.6% premium to the trailing volume-weighted average price of $3.40 for the 30 trading day period ended on February 11, 2022; (iii) a 22.8% premium to the 52-week high closing price of $4.56 as of February 11, 2022; and (iv) a 118.8% premium to the 52-week low closing price of $2.56 as of February 11, 2022.
We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.
See Section 6 — “Price Range of Shares; Dividends.”
Will I be paid a dividend on my Shares during the pendency of the Offer?
No. The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Collegium, BDSI will not establish a record date for, declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other property) in respect of, any shares of its capital stock (including the Shares).
See Section 6 — “Price Range of Shares; Dividends.”
Will I have appraisal rights in connection with the Offer?
No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, BDSI stockholders whose Shares have not been purchased by Purchaser pursuant to the Offer will be entitled to appraisal rights under Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights.

A more detailed discussion of appraisal rights can be found in Section 16 — “Certain Legal Matters; Regulatory Approvals” and a copy of Section 262 of the DGCL has been filed as Annex II to BDSI’s Solicitation/Recommendation Statement on Schedule 14D-9.
What will happen to my stock options in the Offer?
Stock options to purchase Shares (“BDSI Options”) are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, each BDSI Option that is outstanding as of immediately prior to the Effective Time will automatically accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, by virtue of the Merger and without further action of the holders thereof, Collegium, Purchaser, or BDSI, each BDSI Option with a per Share exercise price that is less than the Offer Price (each, an “In the Money Option”) that is outstanding and unexercised as of immediately prior to the Effective Time will be canceled and converted into the right to receive cash in an amount equal to the product of (A) the total number of Shares subject to such fully vested In the Money Option immediately prior to the Effective Time, multiplied by (B) the excess, if any, of (x) the Offer Price minus (y) the exercise price payable per Share under such In the Money Option.
As of the Effective Time, by virtue of the Merger and without further action on the part of the holders thereof, each BDSI Option with a per Share exercise price that is equal to or greater than the Offer Price that is then outstanding and unexercised immediately prior to the Effective Time will be canceled at the Effective Time without any consideration payable therefor whether before or after the Effective Time.
See Section 11 — “The Transaction Agreements — Merger Agreement — Treatment of BDSI Equity Awards.”
What will happen to my restricted stock units in the Offer?
Restricted stock units in respect of Shares (“BDSI RSUs”) are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, at the Effective Time, each BDSI RSU that is outstanding immediately prior to the Effective Time will automatically accelerate and become fully vested immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, each BDSI RSU that is then outstanding as of immediately prior to the Effective Time, will be cancelled and converted into the right to receive cash in an amount equal to the product of (A) the total number of Shares issuable in settlement to such BDSI RSU, immediately prior to the Effective Time, multiplied by (B) the Offer Price, subject to any withholding taxes required to be deducted and withheld by applicable law.
See Section 11 — “The Transaction Agreements — Merger Agreement — Treatment of BDSI Equity Awards.”
What will happen to my warrants in the Offer?
Warrants to purchase Shares (“BDSI Warrants”) are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, at the Effective Time, each BDSI Warrant that is outstanding and unexercised immediately prior to the Effective Time will be cancelled and converted into the right to receive cash in an amount equal to the product of (A) the total number of Shares subject to such BDSI Warrant immediately prior to the Effective Time, multiplied by (B) the excess, if any, of (x) the Offer Price minus (y) the exercise price payable per Share under such BDSI Warrant, subject to any withholding taxes required to be deducted and withheld by applicable law.
See Section 11 — “The Transaction Agreements — Merger Agreement — Treatment of BDSI Equity Awards.”
What are the material U.S. federal income tax consequences of exchanging Shares in the Offer or the Merger?
The exchange of Shares for the Offer Price pursuant to the Offer or the Merger (or for cash upon exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer or the Merger. See

Section 5 — “Material United States Federal Income Tax Consequences” for a more detailed discussion of certain material U.S. federal income tax consequences of the Offer and the Merger.
Who should I call if I have questions about the Offer?
D.F. King & Co., Inc. is acting as the Information Agent for the Offer. Banks and brokers may call (212) 269-5550 and stockholders may call toll free at (800) 859-8509. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION
To the Holders of Shares of Common Stock of BioDelivery Sciences International, Inc.:
Bristol Acquisition Company Inc., a Delaware corporation (which we refer to as “Purchaser”) and wholly owned subsidiary of Collegium Pharmaceutical, Inc., a Delaware corporation (“Collegium”), is offering to purchase for cash all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of BioDelivery Sciences International, Inc., a Delaware corporation (“BDSI”), at an offer price of $5.60 per Share, in cash, net of applicable withholding taxes and without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).
We are making this Offer pursuant to an Agreement and Plan of Merger, dated as of February 14, 2022 (as it may be amended from time to time, the “Merger Agreement”), by and among Collegium, Purchaser and BDSI. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of specified conditions, Purchaser will be merged with and into BDSI (the “Merger”) as soon as practicable in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a meeting of BDSI stockholders and without a vote on the adoption of the Merger Agreement by BDSI stockholders, with BDSI continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and thereby becoming a wholly owned subsidiary of Collegium.
In the Merger, each Share outstanding immediately prior to the Effective Time (other than Shares held (i) by BDSI or any of its subsidiaries (including any treasury shares) or by Collegium or Purchaser or any other direct or indirect wholly owned subsidiaries of Collegium, which Shares will be canceled and will cease to exist or (ii) by any BDSI stockholders who properly exercise and perfect their appraisal rights under Delaware law with respect to such Shares) will be automatically converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”) and subject to any applicable withholding taxes. Under no circumstances will interest be paid on the purchase price for Shares or the Merger Consideration, regardless of any extension of the Offer or any delay in making payment for Shares. As a result of the Merger, BDSI will cease to be a publicly traded company and will become wholly owned by Collegium. The Merger Agreement is more fully described in Section 11 — “The Transaction Agreements,” which also contains a discussion of the treatment of BDSI Options, BDSI RSUs and BDSI Warrants (each as defined below) in the Merger.
Tendering stockholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, LLC, the depositary and paying agent for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.
The Offer is conditioned upon, among other things, (i) the absence of a termination of the Merger Agreement in accordance with its terms, (ii) the number of Shares validly tendered (and not validly withdrawn) prior to the time that the Offer expires, when considered together with all other Shares (if any) otherwise beneficially owned by Purchaser and its affiliates, representing at least one Share more than 50% of all issued and outstanding Shares as of immediately after the consummation of the Offer, (iii) the waiting period (or any extension thereof) applicable to the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), having expired or been terminated without action by the Federal Trade Commission (“FTC”) or U.S. Department of Justice (“DOJ”) to prevent the consummation of the Offer or the Merger or any action commenced by the FTC or DOJ in relation to the Offer or the Merger having been resolved in a manner that permits the consummation of the Offer and the Merger, and (iv) there being no temporary, preliminary or permanent law or order issued by any governmental body of competent jurisdiction that has the effect of restraining, enjoining or otherwise preventing the consummation of the Offer or the Merger.

Neither the consummation of the Offer nor the Merger is subject to any financing condition. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15 — “Conditions to the Offer.”
The board of directors of BDSI (the “BDSI Board”), among other things, has unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (together, the “Transactions”), (ii) determined that the Transactions, including the Offer and the Merger, are in the best interest of BDSI and its stockholders, (iii) resolved that the Merger shall be governed by and effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of BDSI accept the Offer and tender their Shares to Purchaser pursuant to the Offer.
A more complete description of the BDSI Board’s reasons for unanimously authorizing and approving the Merger Agreement and the Transactions, including the Offer and the Merger, is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of BDSI (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”), that will be furnished and mailed to BDSI stockholders in connection with the Offer. BDSI stockholders should carefully read the information set forth in the Schedule 14D-9, including, among other items, the information to be set forth in Item 4 under the sub-headings “Background of Offer and Merger” and “Reasons for Recommendation.”
BDSI has advised Collegium that at a meeting of the BDSI Board held on February 13, 2022, Moelis & Company LLC (“Moelis”) rendered to the BDSI Board its oral opinion and subsequently confirmed in its written opinion dated February 13, 2022, to the effect that, as of the date of such written opinion, the Offer Price to be paid to holders of Shares (other than Shares held (i) by BDSI or any of its subsidiaries (including any held in BDSI’s treasury) or by Collegium or Purchaser or any other direct or indirect wholly owned subsidiary of Collegium or (ii) by any BDSI stockholders who properly exercise and perfect their appraisal rights under Delaware law with respect to such Shares) in the Offer and the Merger was fair, from a financial point of view, to such holders. The full text of the written opinion of Moelis sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Moelis in connection with its opinion and is attached as Annex A to the Schedule 14D-9.
In connection with the execution of the Merger Agreement, Collegium and Purchaser entered into Tender and Support Agreements (the “Support Agreements”), dated as of February 14, 2022 with BDSI’s directors and executive officers and certain of their affiliates, including Broadfin, one of BDSI’s existing 5% beneficial owners (each, a “Supporting Stockholder” and, collectively, the “Supporting Stockholders”). Subject to the terms and conditions of the Support Agreements, the Supporting Stockholders have agreed, among other things, to tender, pursuant to the Offer, Shares representing in the aggregate approximately 9.59% of the total outstanding Shares as of February 14, 2022, vote their Shares in favor of the Merger, as applicable, and, subject to certain exceptions, not to transfer any of the Shares that are subject to the Support Agreements. See Section 11 — “The Transaction Agreements” in this Offer to Purchase for a more detailed description of the Support Agreements.
BDSI has advised Collegium that, as of the close of business on February 12, 2022, there were 104,801,264 Shares issued and 101,535,580 Shares outstanding.
Pursuant to the Merger Agreement, the directors and officers of the Surviving Corporation immediately after the Effective Time will be the respective individuals designated as directors and officers of Purchaser as of the Effective Time.
If the Minimum Condition is satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL as soon as practicable without a meeting of BDSI stockholders and without a vote on the adoption of the Merger Agreement by BDSI stockholders.
Material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Material United States Federal Income Tax Consequences.”
Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, BDSI stockholders will be entitled to appraisal rights under Delaware law in connection with the Merger with respect to any Shares not tendered in the Offer, subject to and in accordance with Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”
This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER
1. Terms of the Offer.
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and promptly pay for all Shares validly tendered prior to one minute following 11:59 p.m., Eastern Time, on March 18, 2022 (the “Expiration Date,” unless we have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event the “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire) and not validly withdrawn as permitted under Section 4 — “Withdrawal Rights.”
Acceptance for payment of Shares validly tendered and not validly withdrawn pursuant to and subject to the Offer Conditions will occur on March 21, 2022, unless we extend the Offer pursuant to the terms of the Merger Agreement. We refer to such time of acceptance as the “Offer Acceptance Time,” and the date and time at which such Offer Acceptance Time occurs is referred to as the “Offer Closing.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”
The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of the Minimum Condition, the Regulatory Condition, the MAE Condition and the other conditions described in Section 15 — “Conditions to the Offer.”
We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms, if as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Collegium or Purchaser, Purchaser will and Collegium will cause Purchaser to (and without the consent of BDSI or any other person), extend the Offer on one or more occasions (for an additional period of up to 10 business days per extension or such longer period as may be requested by BDSI) to permit such Offer Condition to be satisfied (subject to the right of Collegium or Purchaser to waive any Offer Condition, other than the Minimum Condition). In certain circumstances, Purchaser is required by the terms of the Merger Agreement to extend the Offer beyond the initial Expiration Date. Subject to Collegium’s, Purchaser’s or BDSI’s respective rights to terminate the Merger Agreement in accordance with its terms, Purchaser must extend the Offer from time to time (i) as required by applicable legal requirements, any interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”), the staff thereof or the Nasdaq Global Select Market applicable to the Offer and (ii) if any Offer Condition is not satisfied by the then-scheduled Expiration Date and BDSI requests that the Offer be extended to permit satisfaction of such Offer Condition(s) (subject to our right to waive any Offer Condition, other than the Minimum Condition). However, in no event will Purchaser be required to, and without BDSI’s consent, will not, extend the Offer beyond March 31, 2022, which date may be extended pursuant to the terms of the Merger Agreement, as described in Section 11 — “The Transaction Agreements”, but in no event will such date be later than August 13, 2022. If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares.
Collegium and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer, including the Offer Conditions (other than the Minimum Condition). However, notwithstanding the foregoing, without the prior written consent of BDSI, we are not permitted to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions or requirements to the Offer in addition to the Offer Conditions, (v) amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to have an adverse effect on, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Collegium or Purchaser to consummate the Offer, the Merger or the other Transactions, (vi) amend, modify, change or waive the Minimum Condition or the Termination Condition, (vii) terminate the Offer or accelerate, extend or otherwise change the Expiration Date in a manner other than in accordance with the relevant provisions of the Merger Agreement or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares (whether before or after our acceptance for payment for Shares) or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. In addition, in the Merger Agreement, we have agreed that, on the terms and subject to the conditions of the Offer and the Merger Agreement, Purchaser will (and Collegium will cause Purchaser to) pay for all Shares validly tendered (and not validly withdrawn) in the Offer as promptly as practicable after the Offer Acceptance Time.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response.
If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether such Shares were tendered before or after the announcement of the increase in consideration.
There will not be a subsequent offering period for the Offer in accordance with Rule 14d-11 promulgated under the Exchange Act.
We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Date, any of the Offer Conditions have not been satisfied. See Section 15 — “Conditions to the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11 — “The Transaction Agreements — Merger Agreement — Termination.”
As soon as practicable following (but in any event on the same date as) the Offer Acceptance Time, in accordance with the terms of the Merger Agreement, we will complete the Merger pursuant to Section 251(h) of the DGCL without a meeting of BDSI stockholders and without a vote on the adoption of the Merger Agreement by BDSI stockholders.
BDSI has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the stockholder list of BDSI as of February 16, 2022 and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.
Upon the terms and subject to the satisfaction or waiver (to the extent waivable by Collegium or Purchaser) of the Offer Conditions set forth in Section 15 — “Conditions to the Offer” (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will, and Collegium will cause Purchaser to, as promptly as practicable following the Offer Acceptance Time, accept for payment and pay for all of the Shares validly tendered and not validly withdrawn pursuant to the Offer. See Section 1 — “Terms of the Offer.” Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, and with the Merger Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable legal requirements or regulation. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (“Share Certificates”), if any, or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for any Shares or the Merger Consideration, regardless of any extension of the Offer or any delay in making payment for the Shares.
The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.
For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms set forth in the Merger Agreement and subject to the Offer Conditions, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer and the Merger Agreement, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.
If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.
3. Procedures for Accepting the Offer and Tendering Shares.
Valid Tenders.   In order for Shares to be validly tendered pursuant to the Offer, you must follow these instructions:

•
If you are a record holder and you have certificated Shares, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, (2) Share Certificates evidencing such Shares, in proper form for transfer, and (3) any other documents required by the Letter of Transmittal.

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If you are a record holder and you hold uncertificated Shares in book-entry form with BDSI’s transfer agent, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, and (2) any other documents required by the Letter of Transmittal.

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If your Shares are held in “street” name and are being tendered by book-entry transfer, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) a Book-Entry Confirmation, (2) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message and (3) any other documents required by the Letter of Transmittal.

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If your Share Certificates are not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please contact the Information Agent (as defined below) for assistance.

•
If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

Book-Entry Transfer.   The Depositary will establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
Signature Guarantees.   No signature guarantee is required on the Letter of Transmittal if:
•
the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of Shares) of Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•
Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively, “Eligible Institutions”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s)

on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Guaranteed Delivery.   Shares may also be tendered if all the following conditions are satisfied:
•
such tender is made by or through an Eligible Institution;

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a properly completed and duly executed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”), substantially in the form made available by Purchaser, must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires; and

•
the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal within two trading days after the date of execution of such Notice of Guaranteed Delivery: (A) if Shares being tendered are certificated, (1) the Letter of Transmittal, properly completed and duly executed, (2) Share Certificates evidencing such Shares, in proper form for transfer, and (3) any other documents required by the Letter of Transmittal, (B) if Shares being tendered are uncertificated and held in book-entry form with BDSI’s transfer agent, (1) the Letter of Transmittal, properly completed and duly executed, and (2) any other documents required by the Letter of Transmittal and (C) if Shares are being tendered by book-entry transfer, (1) a Book-Entry Confirmation, (2) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message and (3) any other documents required by the Letter of Transmittal.

The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.
Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates, if any, evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.
Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until the Shares to which such Notice of Guaranteed Delivery relates are delivered to the Depositary.
The method of delivery of the Letter of Transmittal, any Share Certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and the risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary (including, in the case of book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign Shares tendered, as specified in the Letter of Transmittal, and that when accepted for payment, we will acquire good, marketable and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our reasonable judgement. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares by any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Collegium, Purchaser, BDSI, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.
Appointment as Proxy.   By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment:
•
all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares;

•
all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked;

•
no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective); and

•
the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of BDSI stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.

Collegium and Purchaser expressly reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of BDSI stockholders.
4. Withdrawal Rights.
Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 19, 2022, which is the 60th day after the date of the commencement of the Offer.
For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.
If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein and as otherwise required by Rule 14e-1(c) under the Exchange Act.
Withdrawals of Shares may not be rescinded.   Any Shares withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding upon the tendering party, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our reasonable judgement. None of Collegium, Purchaser, BDSI, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
5. Material United States Federal Income Tax Consequences.
The following is a summary of the material United States federal income tax consequences to beneficial owners of Shares upon the exchange of Shares for cash pursuant to the Offer or the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-United States jurisdiction or under any applicable tax treaty or any tax consequences (e.g. estate or gift tax) other than United States federal income taxation. This summary deals only with Shares held as capital assets, and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including, without limitation:
•
a bank or other financial institution;

•
a tax-exempt organization;

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a retirement plan or other tax-deferred account;

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a partnership or other pass-through entity (or an investor in a partnership or other pass-through entity);

•
an insurance company;

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a mutual fund;

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a dealer or broker in stocks and securities, or currencies;

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a trader in securities that elects mark-to-market treatment;

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a regulated investment company;

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a real estate investment trust;

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a person who acquired Shares through the exercise of employee stock options, or in other compensatory transactions or who holds Shares that are subject to vesting restrictions;

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a United States Holder (as defined below) that has a functional currency other than the United States dollar;

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a person that holds Shares as part of a hedge, straddle, constructive sale, conversion or other integrated or risk reduction transaction;

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persons who own or owned (actually or constructively) more than 5% of our Shares (by vote or value) at any time during the five year period ending on the date of sale (or, if applicable, the Merger);

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a “controlled foreign corporation”;

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a “passive foreign investment company”;

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a United States expatriate and certain former citizens or long-term residents of the United States;

•
any person who owns actually or constructively owns an equity interest in Parent or the Surviving Corporation;

a holder of Shares that is required to accelerate the recognition of any item of gross income with respect to the Shares as a result of that income being recognized on an applicable financial statement; or
•
any holder of Shares that exercises its appraisal rights pursuant to Section 262 of the DGCL.

This discussion also does not address any aspect of the alternative minimum tax or the tax consequences arising from the Medicare tax on net investment income. If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Partners in a partnership holding Shares should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.
This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. The discussion set out herein is intended only as a summary of the material United States federal income tax consequences to a holder of Shares and does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Shares. Holders of Shares should consult their own tax advisors with respect to the specific tax consequences to them in connection with the Offer and the Merger in light of their own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-United States tax laws.
United States Holders.
For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:
•
a citizen or resident of the United States;

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a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

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an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Payments with Respect to Shares.
The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Offer or the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in such Shares exchanged therefor. A United States Holder’s adjusted tax basis in Shares will generally be equal to the cost of such Shares to the United States Holder, reduced (but not below zero) by any previous returns of capital. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will generally be capital gain or loss, and will generally be long-term capital gain or loss if such United States Holder has held its Shares for more than one year at the time of the exchange. Long-term capital gain recognized by certain non-corporate holders is generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding Tax.
Proceeds from the exchange of Shares pursuant to the Offer or pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently, 24%) unless the United States Holder provides a valid TIN and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary and Paying Agent, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary and Paying Agent. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Non-United States Holders.
The following is a summary of the material United States federal income tax consequences that will apply to you if you are a non-United States Holder of Shares. The term “non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership (or any other entity or arrangement treated as a partnership for United States federal income tax purposes).
Payments with Respect to Shares.
Subject to the discussion under “Backup Withholding Tax” below, any gain realized by a non-United States Holder with respect to Shares exchanged for cash pursuant to the Offer or the Merger generally will be exempt from United States federal income tax unless:
•
the gain is effectively connected with a trade or business of such non-United States Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such non-United States Holder in the United States), in which case (i) such non-United States Holder generally will be subject to United States federal income tax in the same manner as if it were a United States Holder, and (ii) if the non-United States Holder is a corporation, it may be subject to branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or

•
such non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, in which case such non-United States Holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of such Shares, net of applicable United States-source losses from sales or exchanges of other capital assets recognized during the same taxable year.

Backup Withholding Tax.
A non-United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger unless the non-United States Holder certifies under penalties of perjury on an applicable IRS Form W-8 that such non-United States Holder is not a United States person, or such non-United States Holder otherwise establishes an exemption in a manner satisfactory to the Depositary and Paying Agent. Each non-United States Holder should complete, sign and provide to the Depositary and Paying Agent an applicable IRS Form W-8 to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary and Paying Agent.
Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

6. Price Range of Shares; Dividends.
The Shares trade on the Nasdaq Global Select Market under the symbol “BDSI”. The following table sets forth the high and low sale prices per Share for the periods indicated. Share prices are as reported on the Nasdaq Global Select Market based on published financial sources.
	High	Low
Fiscal Year Ended December 31, 2020
First Quarter	$6.39	$2.85
Second Quarter	$5.39	$3.61
Third Quarter	$5.45	$3.61
Fourth Quarter	$4.60	$3.04
Fiscal Year Ended December 31, 2021
First Quarter	$4.99	$3.47
Second Quarter	$3.92	$3.06
Third Quarter	$4.46	$3.41
Fourth Quarter	$4.20	$2.50
Fiscal Year Ending December 31, 2022
First Quarter (through February 17, 2022)	$5.58	$2.95
On February 11, 2022, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price on the Nasdaq Global Select Market was $3.64 per Share; therefore, the Offer Price of $5.60 per Share represents a premium of approximately 53.85% over such price.
The Offer Price represents approximately (i) a 53.8% premium to the closing price of $3.64 on February 11, 2022, the last trading day before public announcement of the Merger Agreement; (ii) a 64.6% premium to the trailing volume-weighted average price of $3.40 for the 30 trading day period ended on February 11, 2022; (iii) a 22.8% premium to the 52-week high closing price of $4.56 as of February 11, 2022; and (iv) a 118.8% premium to the 52-week low closing price of $2.56 as of February 11, 2022.
Stockholders are urged to obtain a current market quotation for Shares.
According to BDSI’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC, BDSI has never declared or paid any cash dividends on the Shares and it does not intend to declare or pay any cash dividends on the Shares for the foreseeable future. Under the Merger Agreement, BDSI is not permitted to declare, set aside or pay any dividends with respect to the Shares without the prior written consent of Collegium or except as required by applicable legal requirements.
7. Certain Information Concerning BDSI.
BDSI was incorporated in the State of Indiana in 1997 and reincorporated as a Delaware corporation in 2002. BDSI’s common stock is listed on the Nasdaq Global Select Market under the symbol “BDSI”. The address of BDSI’s principal executive offices is 4131 ParkLake Avenue, Suite 225, Raleigh, North Carolina. The telephone number of BDSI’s principal executive offices is (919) 582-9050. The following description of BDSI and its business has been derived from BDSI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and is qualified in its entirety by reference to such report.
Available Information.    The Shares are registered under the Exchange Act. Accordingly, BDSI is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning BDSI’s directors and officers, their remuneration, equity incentive awards granted to them, the principal holders of BDSI’s securities, any material interests of such persons in transactions with BDSI and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on June 22, 2021.

Such reports, proxy statements and other information are available for inspection for free through the SEC’s website on the internet at www.sec.gov.
8. Certain Information Concerning Collegium and Purchaser.
The summary information set forth below is qualified in its entirety by reference to Collegium’s public filings with the SEC (which may be obtained and inspected as described below under “— Available Information”) and should be considered in conjunction with the more comprehensive financial and other information in such filings and other publicly available information.
Collegium is a Virginia corporation, the indirect parent of Purchaser. Collegium was incorporated in Delaware in April 2002 and then reincorporated in Virginia in July 2014. Collegium’s common stock is listed on the Nasdaq Select Global Market under the symbol “COLL”. Collegium’s principal executive offices are located at 100 Technology Center Drive, Suite 300, Stoughton, MA 02072. The telephone number of Collegium is (781) 713-3699. Collegium is building a leading, diversified specialty pharmaceutical company committed to improving the lives of people suffering from serious medical condition. Collegium’s first product, Xtampza® ER, is an abuse-deterrent, extended-release, oral formulation of oxycodone. Xtampza ER was approved by the U.S. Food and Drug Administration in April 2016 for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate, and was launched commercially in June 2016. Collegium’s product portfolio also includes Nucynta ER and Nucynta IR. Nucynta ER is an extended-release formulation of tapentadol that is indicated for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment, including neuropathic pain associated with diabetic peripheral neuropathy in adults, and for which alternate treatment options are inadequate. Nucynta IR is an immediate-release formulation of tapentadol that is indicated for the management of acute pain severe enough to require an opioid analgesic and for which alternative treatments are inadequate in adults.
Purchaser is a Delaware corporation formed on February 10, 2022, solely for the purpose of effecting the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Purchaser has no assets or liabilities other than the contractual rights and obligations related to the Merger Agreement and Support Agreements. Upon the completion of the Merger, Purchaser’s separate corporate existence will cease and BDSI will continue as the Surviving Corporation. Until immediately prior to the time Purchaser accepts for payment Shares pursuant to the Offer, it is not anticipated that Purchaser will have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the Transactions. Purchaser is a wholly owned subsidiary of Collegium. The principal executive offices for Purchaser are located at 100 Technology Center Drive, Stoughton, MA 02072. The telephone number of Purchaser is (781) 713-3699.
The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Collegium and Purchaser are listed in Schedule I to this Offer to Purchase.
During the last five (5) years, none of Collegium or Purchaser or, to the best knowledge of Collegium and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Except as provided in the Merger Agreement, the Support Agreements or as otherwise described in this Offer to Purchase, (i) none of Collegium or Purchaser or, to the best knowledge of Collegium and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Collegium or Purchaser, or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Collegium or Purchaser or, to the best knowledge of Collegium and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past 60 days. Except as provided in the Merger Agreement, the Support Agreements or as otherwise described in this Offer to Purchase, none of Collegium or Purchaser or, to the best knowledge of Collegium and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of BDSI (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).
Except as set forth in this Offer to Purchase, none of Collegium or Purchaser or, to the best knowledge of Collegium and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with BDSI or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Collegium or Purchaser or any of their subsidiaries, or, to the best knowledge of Collegium and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and BDSI or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two (2) years.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Collegium and Purchaser with the SEC, are available for free at the SEC’s website on the internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Collegium and Purchaser have filed electronically with the SEC. In addition, Collegium is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Collegium’s directors and officers, their remuneration, equity incentive awards granted to them, the principal holders of Collegium’s securities, any material interests of such persons in transactions with Collegium and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on April 7, 2021. Such reports, proxy statements and other information are available for inspection for free through the SEC’s website on the internet at www.sec.gov.
9. Source and Amount of Funds.
Purchaser estimates that it will need up to approximately $827 million (the “Required Amount”) to purchase all of the issued and outstanding Shares in the Offer, to provide funding for the consideration to be paid in the Merger, to refinance existing indebtedness of Collegium and BDSI and to pay related fees and expenses at the Closing of the Transactions (the “Transaction Uses”). Collegium has received a Debt Commitment Letter (as defined below), pursuant to which the financial institutions party thereto have agreed to provide it with a $650 million term loan facility, the proceeds of which may be used to pay a portion of the Transaction Uses (the “Debt Financing”). The proceeds of the Debt Financing, together with Collegium’s available cash, will be sufficient to pay the Offer Price for all Shares tendered in the Offer and the other Transaction Uses. Funding of the Debt Financing is subject to the satisfaction of various customary conditions set forth in the Debt Commitment Letter. The Offer and the Merger are not conditioned upon Collegium’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer and pay for the Shares acquired in the Merger.
We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because (i) the consideration offered in the Offer consists solely of cash, (ii) the Offer is being made for all issued and outstanding Shares, (iii) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares for the same cash price in the Merger, (iv) the Offer is not subject to any financing condition, and (v) we have all of the financial resources, including committed debt financing, sufficient to finance the Offer and the Merger.
Debt Financing.
Collegium has received a debt commitment letter, dated February 14, 2022 (the “Debt Commitment Letter”) from the financial institutions party thereto to provide to Purchaser, subject to the terms and conditions set forth therein, a four (4) year senior secured term loan facility in an aggregate principal amount of $650 million (the “Term Facility”), the proceeds of which may be used to pay a portion of the Transaction

Uses. In connection with the consummation of the Merger, BDSI will assume the obligations of Purchaser as a guarantor under the Debt Financing as the surviving entity of the Merger.
The commitments under the Debt Commitment Letter expire upon the earliest to occur of (i) 11:59 P.M. New York City time on the date that is five business days after the End Date (as defined in the Merger Agreement), (ii) the consummation of the Merger with or without the funding of the Term Facility, and (iii) the date on which the Merger Agreement is terminated in accordance with its terms. The documentation governing the Debt Financing has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this document.
Although the Debt Financing described in this document is not subject to a due diligence or “market out,” such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the Debt Financing described herein is not available. There is no financing condition to the Offer.
The availability of the Debt Financing is subject to, among other things:
•
consummation of the Merger and the Offer in accordance with the Merger Agreement (without giving effect to any amendment, modification, waiver, consent or other modification by Collegium that is materially adverse to the interests of the financing sources (in their capacities as such), other than with the approval of the lenders) and repayment of the existing senior secured indebtedness of Collegium and BDSI;

•
since the date of the Merger Agreement, no Material Adverse Effect (as defined below) shall have occurred;

•
delivery of certain pro forma financial information about BDSI and its subsidiaries;

•
payment of fees and expenses required by the Debt Commitment Letter; and

•
execution and delivery of definitive documentation.

Term Facility.
Borrower.   Collegium is the Borrower under the Term Facility.
Guarantors.   All obligations of Borrower under the Term Facility will be guaranteed by each of the existing and future direct and indirect, material wholly owned domestic subsidiaries of Borrower (subject to customary exceptions) on a senior secured basis.
Security.   The obligations under the Term Facility will be secured, subject to permitted liens and other agreed upon exceptions, on a first priority basis by a perfected security interest in substantially all of the owned assets of the Borrower and each Guarantor (the “Term Priority Collateral”).
Interest Rate and Upfront Fees.   Loans under the Term Facility will bear interest at 3-month LIBOR plus 7.50% per annum subject to a 1.20% floor, and Collegium will pay a one-time fee of 2% due at signing and 1% due at closing.
Amortization.   The Term Facility will have $100 million in amortization payments during the first year and the remaining $550 million balance will amortize in equal quarterly installments over the remaining three (3) years.
Other Terms.   The Term Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, transactions with affiliates, liens and dividends and other distributions. The Term Facility will also include customary events of defaults including a change of control to be defined.

The foregoing summary of certain provisions of the Debt Commitment Letter do not purport to be complete and are qualified in their entirety by reference to the Debt Commitment Letter themselves, which are incorporated herein by reference. We have filed a copy of the Debt Commitment Letter as Exhibit (b)(1) to the Schedule TO, which are incorporated herein by reference.
10. Background of the Offer; Past Contacts or Negotiations with BDSI.
The following is a description of material contacts between representatives of Collegium or Purchaser and representatives of BDSI that resulted in the execution of the Merger Agreement. For a review of BDSI’s additional activities, please refer to BDSI’s Schedule 14D-9 that will be filed with the SEC and mailed to all BDSI stockholders.
From time to time, Collegium regularly meets with other biopharmaceutical companies, including BDSI, to discuss potential strategic opportunities.
In July 2019, BDSI submitted an offer to acquire Collegium in an all-stock consideration transaction. The parties ultimately terminated discussions due to pending litigation concerns.
During the summer of 2020, Collegium and BDSI held discussions regarding a strategic transaction, structured as a mixed cash-stock acquisition of BDSI by Collegium. In connection with the recommencement of such discussions, Collegium and BDSI entered into a confidentiality agreement, which agreement contained a standstill provision, as well as a joint defense agreement, on July 15, 2020. The parties ultimately terminated discussions in August 2020.
On December 20, 2021, BDSI announced that the U.S. District Court of Delaware had issued an opinion in favor of BDSI in its patent litigation against Alvogen Group, Inc. and its affiliates (collectively, “Alvogen”), who filed an Abbreviated New Drug Application (“ANDA”) for BDSI’s BELBUCA® product on May 23, 2018. The opinion by the trial judge upheld the validity of claims in certain of BDSI’s patents and Alvogen conceded infringement of those claims. As a result of the decision, BDSI expected market exclusivity of BELBUCA against Alvogen until 2032. Following this announcement, Collegium and its intellectual property litigation counsel renewed due diligence of BDSI’s intellectual property and related litigation.
On December 22, 2021, representatives of Collegium discussed the favorable ruling with representatives of Jefferies LLC, financial advisor to Collegium (“Jefferies”), and noted their potential interest in a transaction with BDSI. Also on December 22, 2021, Joseph Ciaffoni, President and Chief Executive Officer of Collegium, contacted Jeff Bailey, Chief Executive Officer of BDSI to initiate new discussions regarding a potential strategic transaction between the two parties. Thereafter, over the course of the next week, representatives of BDSI and Collegium had preliminary, high-level conversations regarding a potential strategic transaction between the two parties. A legal due diligence meeting was scheduled for January 5, 2022.
On December 29, 2021, James Vollins, General Counsel, Chief Compliance Officer and Corporate Secretary of BDSI sent a draft mutual confidentiality agreement to Shirley Kuhlmann, Executive Vice President and General Counsel of Collegium, to facilitate discussions regarding a potential strategic transaction. Following email correspondence with Mr. Vollins, the parties entered into the mutual confidentiality agreement on behalf of Collegium on December 29, 2021. The mutual confidentiality agreement, which was substantially in the same form as the confidentiality agreement that the parties executed in July 2020, included a standstill provision that prohibited Collegium, for an agreed-upon period from the date of the agreement, from offering to acquire or acquiring BDSI, and from taking certain other actions, including soliciting proxies, without the prior written consent of BDSI and which included provisions providing for the termination of the standstill on customary terms, including upon BDSI’s entry into a definitive agreement with a third-party providing for a sale of BDSI.
On December 30, 2021, Mr. Vollins and Ms. Kuhlmann spoke telephonically to discuss the agenda for the upcoming diligence meeting. Also on December 30, 2021, representatives of Collegium and representatives of Jefferies discussed financing options for the potential acquisition of BDSI.
On December 31, 2021, Colleen Tupper, Chief Financial Officer of Collegium, discussed financing options with representatives of Collegium’s lender.

Throughout the first and second weeks of January 2022, representatives of Moelis & Company LLC, financial advisors to BDSI (“Moelis”), and Jefferies had high level discussions regarding a potential combination, including timing and certain diligence matters.
On January 5, 2022, members of senior management of Collegium and BDSI, as well as representatives of Collegium’s and BDSI’s intellectual property litigation counsel, met telephonically to discuss certain legal due diligence matters, including the status of BDSI’s pending patent litigation.
Also on January 5, 2022, Bart Dunn, Executive Vice President, Strategy and Corporate Development of Collegium, contacted the Transaction Committee of the Board of Directors of Collegium (the “Collegium Board”) to provide an update on the possibility of a transaction with BDSI. In addition, on January 5, 2022, Ms. Tupper contacted Collegium’s lender to solicit a proposal for financing to support the potential transaction.
On January 6, 2022, Mr. Ciaffoni called Mr. Bailey to discuss the legal due diligence call and stated that Collegium would be moving forward to present an offer to acquire BDSI. However, no proposal was made during this call and no specific terms of a potential transaction were discussed.
On January 7, 2022, the Transaction Committee of the Collegium Board met via videoconference, and representatives of Collegium presented the preliminary intellectual property due diligence findings and preliminary financial analysis of a potential transaction with BDSI. The Transaction Committee authorized Collegium to submit a non-binding offer to acquire all outstanding shares of BDSI at a premium to BDSI’s trading price at the time of the meeting.
From January 7, 2022 to January 9, 2022, representatives of Collegium and Jefferies, as well as representative of Troutman Pepper Hamilton Sanders LLP (“TPHS”), Collegium’s outside legal counsel, prepared a non-binding offer letter and draft exclusivity agreement for submission to BDSI.
On January 9, 2022, representatives of Collegium met, via videoconference, with representatives of Jefferies to discuss the potential transaction. Representatives of Jefferies provided feedback from their ongoing discussions with representatives of Moelis.
Also on January 9, 2022, representatives of Moelis and representatives of Jefferies connected telephonically regarding the terms and structure of the potential transaction. Later that afternoon, Jefferies sent Moelis a preliminary list of due diligence requests on behalf of Collegium.
On January 10, 2022, representatives of Jefferies corresponded with representatives of Moelis. Representatives of Moelis indicated that they would provide feedback by January 11, 2022. From January 11, 2022 to January 12, 2022, representatives of Jefferies spoke with representatives of Moelis several times. Representatives of Moelis indicated on January 11, 2022 that BDSI required additional time to work through a review of the potential transaction valuation.
On January 12, 2022, Collegium submitted a written, non-binding proposal to acquire all of the outstanding shares of BDSI’s Common Stock at a price of $4.60 per share in cash (the “Initial Proposal”). Collegium also included a draft debt commitment letter from its lender and a draft exclusivity agreement. Representatives of Jefferies and representatives of Moelis corresponded via email regarding the timing of feedback from BDSI on the Initial Proposal.
On January 17, 2022, representatives of TPHS and representatives of Goodwin Procter LLP (“Goodwin”), BDSI’s outside legal counsel, connected telephonically regarding the potential transaction.
On January 21, 2022, representatives of Jefferies and representatives of Moelis corresponded regarding timing of BDSI’s response to the Initial Proposal. Representatives of Moelis noted that BDSI would provide feedback by January 25, 2022.
In the evening on January 25, 2022, representatives of Moelis advised Jefferies that the BDSI Board had rejected the Initial Proposal and that Collegium would receive access to a limited data room designed to respond to only their original diligence requests, as well as provide BDSI’s long-term forecasts and information on ELYXYB.

On January 26, 2022, Collegium received access to the virtual data room.
On January 28 and 29, 2022, members of senior management of both BDSI and Collegium met via videoconference to discuss BDSI’s long-term forecasts and strategic plan, 2022 budget and operating expense detail and clinical and commercial matters relating to BDSI’s upcoming launch of ELYXYB.
On January 31, 2021, on behalf of Collegium, representatives of Jefferies, submitted an updated written, non-binding proposal to acquire all of the outstanding shares of BDSI’s Common Stock at a price of $5.00 per share in cash (the “January 31 Proposal”). Pursuant to its terms, the January 31 Proposal would expire within 72 hours of its receipt, or the morning of February 3, 2022, and otherwise requested a 14-day exclusivity period (with two 7-day extensions) between the parties to allow Collegium to complete due diligence and the parties to negotiate a definitive merger agreement. The January 31 Proposal contained a draft exclusivity agreement and a revised draft of a financing commitment letter. The January 31 Proposal represented an approximately $534.0 million implied equity value on a fully diluted basis, a premium of approximately 37% to $3.66, the closing price of BDSI’s common stock on January 28, 2022, and an increase of approximately 9% from the Initial Proposal of $4.60 per share of Common Stock.
On February 1, 2022, representatives of Moelis spoke telephonically with representatives of Jefferies. During the discussion, representatives of Moelis indicated that the BDSI Board believed the $5.00 per share offering price in the January 31 Proposal undervalued BDSI, but would be willing to proceed with a potential transaction at $5.60 per share, subject to review of a draft merger agreement and certain confirmatory due diligence on Collegium.
On February 2, 2022, representatives of Jefferies submitted a revised proposal to Moelis on behalf of Collegium to acquire BDSI for $5.30 per share in an all cash transaction (the “February 2 Proposal”). The February 2 Proposal also included an additional diligence request list and a revised draft exclusivity agreement. Further, on February 3, 2022, representatives of Jefferies shared a draft merger agreement on behalf of TPHS, and thereafter requested an update from Moelis. Later on February 3, 2022, representatives of Moelis and Jefferies spoke telephonically and Moelis rejected the $5.30 per share offer price included in the February 2 Proposal.
The initial draft merger agreement from TPHS provided for the transaction to be structured as a cash tender offer followed immediately by a back-end merger, and included, among other things, (1) a definition of “Material Adverse Effect”, which generally defines the standard for closing risk, without exceptions for regulatory, clinical or similar events or developments, (2) limitations on the efforts and obligations of Collegium to obtain required antitrust approvals, (3) certain provisions relating to Collegium’s debt financing and BDSI’s cooperation therewith, (4) the right of BDSI to accept a Superior Proposal after providing Collegium with a right to match such proposal, with a “Superior Proposal” defined as a bona fide proposal to acquire 80% of the stock or assets of BDSI that is deemed to be more favorable to BDSI’s stockholders from a financial point of view than the Offer and the Merger, (5) a termination fee equal to 3% of the equity value of the transaction payable by BDSI in certain circumstances, and (6) the request for the BDSI’s directors and executive officers and Broadfin Capital, LLC (“Broadfin”), one of BDSI’s significant stockholders, to execute a tender and support agreement in favor of Collegium.
Over the course of February 3 and 4, 2022, Messrs. Ciaffoni and Bailey, as well as representatives of Jefferies and Moelis, continued to negotiate a potential transaction between Collegium and BDSI. During these discussions, Mr. Ciaffoni indicated orally that Collegium may have the ability to increase the proposed offer price to $5.50 per share in an all cash transaction. However, no written proposal followed such discussions.
Later on February 4, 2022, representatives of Moelis and Jefferies connected telephonically to discuss the status of a revised proposal from Collegium. During the conversation, representatives of Moelis indicated that there was competing interest from other parties and relayed that BDSI would only be willing to enter into exclusive negotiations with Collegium upon the receipt of a proposal reflecting an increased offer price of at least $5.60 per share and agreement on (i) a revised definition of “Material Adverse Effect” that would be included in the merger agreement, (ii) clarity on the financing for the proposed transaction and (iii) a 10-day exclusivity to February 14, 2022, which period would be extended automatically if the parties were engaged in good faith negotiations.

Later on February 4, 2022, BDSI received a revised proposal from Collegium that reflected a $5.60 per share all cash transaction (the “February 4 Proposal”). Following continued negotiations between the parties on the definition of “Material Adverse Effect” and the financing package, BDSI and Collegium entered into a letter agreement that provided for exclusive negotiations between the parties until the earliest to occur of: (i) 11:59 p.m. on February 7, 2022, which date would be automatically extend to 11:59 p.m. on February 14, 2022 if, prior to 11:59 p.m. on February 7, 2022, BDSI received a revised draft commitment letter from Collegium’s lender in a form reasonably satisfactory to BDSI, (ii) the execution of a merger Sagreement between BDSI and Collegium and (iii) the time at which Collegium reduced, or proposed to reduce, the purchase price of $5.60 per share.
On February 7, 2022, at the request of Collegium, TPHS provided a draft form of tender and support agreement to Goodwin, pursuant to which BDSI’s directors and executive officers and certain of their affiliates, including Broadfin, one of BDSI’s significant stockholders, would commit to tender their shares in the proposed transaction.
On February 8, 2022, representatives of Goodwin circulated a revised draft of the proposed merger agreement to representatives of TPHS, which draft reflected (i) the previously agreed upon definition of “Material Adverse Effect”, (ii) limitations on Collegium’s unilateral right to increase the Offer Price, other than in response to an Adverse Recommendation Change (as defined in the Merger Agreement), (iii) a sufficient funds representation on behalf of Collegium and Purchaser, (iv) inclusion of a customary termination right for BDSI in response to an Intervening Event (as defined in the Merger Agreement) and (v) a reverse termination fee payable by Collegium in the event that the proposed merger agreement is terminated by Collegium or BDSI at a time when all conditions to the Offer, other than those relating to the expiration of termination of the HSR review period, have been satisfied.
On February 9, 2022, representatives of Goodwin and TPHS met telephonically to discuss open issues in the proposed merger agreement primarily related to potential execution risk to each of the parties of completing a transaction.
On February 10, 2022, representatives of Jefferies and TPHS, as well as Collegium management, presented to the Collegium Board regarding the transaction and the current proposed terms of proposed merger agreement. On February 10, 2022, the Collegium Board approved execution of the Merger Agreement by Collegium, on terms substantially consistent with those presented to the Collegium Board, performance of the terms of the Merger Agreement by Collegium, and the consummation of the Transactions.
On February 11, 2022, TPHS sent a revised draft of the proposed merger agreement to Goodwin, which draft reflected (i) revisions to certain contractual provisions relating to deal protection, (ii) a decrease in the time period for extension of the end date for purposes of clearing HSR review from 210 days to 105 days and the removal of the reverse termination fee and (iii) revisions to the bringdown of certain representations and warranties at closing.
Early in the morning of February 12, 2022, representatives of Goodwin provided a revised draft of the proposed merger agreement to TPHS, which draft reflected revisions to certain contractual provisions relating to deal protection, Collegium’s ability to terminate the proposed merger agreement in response to an “Adverse Change Recommendation” and an increase in the end date extension period to 315 days (from 105).
Throughout the day on February 12 and 13, 2022, representatives of Goodwin and TPHS discussed and exchanged comments on the proposed merger agreement. Also on February 13, 2022, representatives of Moelis and Jefferies discussed and agreed to a resolution of certain outstanding key terms in the draft merger agreement, including the Reverse Termination Fee (as defined in the Merger Agreement) payable by Collegium in certain circumstances and the end date extension period.
Following such resolution, representatives of TPHS and Goodwin finalized the terms of the proposed merger agreement and form of tender and support agreement.
Thereafter, in the early morning of February 14, 2022, Collegium, Purchaser and BDSI executed the Merger Agreement. Before the opening of trading of the U.S. stock markets on February 14, 2022, Collegium and BDSI each issued a press release announcing the execution of the Merger Agreement and the forthcoming commencement of a tender offer by Purchaser to acquire all of the outstanding Shares at the Offer Price. Collegium also held a teleconference to discuss the Transactions.
On February 18, 2022, Collegium and Purchaser commenced the Offer pursuant to the Merger Agreement.
11. The Transaction Agreements.
The Merger Agreement
The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as Exhibit (d)(1) to the Schedule TO of which this Offer to Purchase forms a part. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Collegium and Purchaser.” BDSI stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Collegium, Purchaser or BDSI. In particular, the representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for the purposes of, and were and are solely for the benefit of the parties to, the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by a confidential disclosure schedule made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The confidential disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Merger Agreement. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact.
The Offer.    The Merger Agreement provides that Purchaser will commence the Offer on or before February 28, 2022. Purchaser’s obligation to accept for payment and pay for any Shares validly tendered (and not validly withdrawn) in the Offer is subject to the satisfaction or waiver of the Minimum Condition and the other Offer Conditions that are described in Section 15 — “Conditions to the Offer.” Subject to the satisfaction of the Minimum Condition and the satisfaction or waiver (to the extent waivable) of the other Offer Conditions that are described in Section 15 — “Conditions to the Offer,” the Merger Agreement provides that Purchaser will, and Collegium will cause Purchaser to, irrevocably accept for payment and pay for all Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable after the Expiration Date. Acceptance of all such validly tendered Shares for payment pursuant to and subject to the conditions of the Offer, which will occur on March 21, 2022, unless one or more Offer Conditions is not satisfied as of such date, in which case we will extend the Offer pursuant to the terms of the Merger Agreement, is referred to herein as the “Offer Acceptance Time,” and the date and time at which the Offer Acceptance Time occurs is referred to herein as the “Offer Closing.” The Offer may not be withdrawn without BDSI’s prior written consent prior to the Expiration Date (including any rescheduled Expiration Date) unless the Merger Agreement is terminated in accordance with its terms.
Purchaser expressly reserves the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer that are not inconsistent with the Merger Agreement, including the Offer Conditions (other than the Minimum Condition). However, notwithstanding the foregoing, without the prior written consent of BDSI, we are not permitted to:
•
decrease the Offer Price;

•
change the form of consideration payable in the Offer;

•
decrease the maximum number of Shares sought to be purchased in the Offer;

•
impose conditions or requirements to the Offer in addition to the Offer Conditions;

•
amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to have an adverse effect on, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Collegium or Purchaser to consummate the Offer, the Merger or the other Transactions;

•
amend, modify, change or waive the Minimum Condition or the Termination Condition;

•
terminate the Offer or accelerate, extend or otherwise change the Expiration Date in a manner other than in accordance with the relevant provisions of the Merger Agreement; or

•
provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Expiration Date and in which Collegium is required to cause Purchaser to extend the Expiration Date. Specifically, subject to our rights to terminate the Merger Agreement in accordance with its terms, the Merger Agreement provides that Purchaser must (and Collegium will cause Purchaser to) extend the Offer:
•
from time to time for any period required by applicable legal requirements, any interpretation or position of the SEC, the staff thereof or the Nasdaq Global Select Market applicable to the Offer; and

•
from time to time for periods of up to 10 business days per extension (or such longer period as may be requested by BDSI) if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived and BDSI requests that the Offer be extended to permit satisfaction of such Offer Condition(s).

However, notwithstanding the foregoing, Purchaser is not required to, and without BDSI’s consent, will not, extend the Offer beyond March 31, 2022, which date may be extended pursuant to the terms of the Merger Agreement, as described in Section 11 — “The Transaction Agreements”, but in no event will such date be later than August 13, 2022. If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares.
Purchaser has agreed that it will (and Collegium has agreed to cause Purchaser to) promptly terminate the Offer, and will not acquire any Shares pursuant thereto, upon any valid termination of the Merger Agreement prior to the Offer Acceptance Time.
Offer Conditions.   The Offer Conditions are described in Section 15 — “Conditions to the Offer.”
The Merger.   The Merger Agreement provides that, as soon as practicable following the consummation of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into BDSI, and the separate corporate existence of Purchaser will cease, and BDSI will continue as the Surviving Corporation in the Merger. The Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time without a meeting of BDSI stockholders and without a vote on the adoption of the Merger Agreement by BDSI stockholders.
The certificate of incorporation and bylaws of the Surviving Corporation at and immediately after the Effective Time will be in the forms attached to the Merger Agreement as Exhibits A and B, respectively.
The obligations of BDSI, Collegium and Purchaser to complete the Merger are subject to the satisfaction of the following conditions:
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there must not have been issued by any court or other governmental body of competent jurisdiction and remain in effect any judgment, temporary, preliminary or permanent order preventing the consummation of the Merger, nor will any action have been taken, or legal requirements (other than any antitrust law) or order been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any governmental body of competent jurisdiction and remain in effect which directly or indirectly prohibits, or makes illegal, the consummation of the Merger; and

•
Purchaser (or Collegium on Purchaser’s behalf) must have irrevocably accepted for payment all Shares validly tendered pursuant to the Offer and not validly withdrawn.

Conversion of Capital Stock at the Effective Time.   At the Effective time, by virtue of the Merger, each Share issued immediately prior to the Effective Time (other than Shares held (i) by BDSI or any of its subsidiaries (including any held in BDSI’s treasury) or by Collegium or Purchaser or any other direct or indirect wholly owned subsidiary of Collegium, which Shares will be canceled and will cease to exist without any consideration payable or (ii) by any BDSI stockholders who properly exercise and perfect their appraisal rights under Delaware law with respect to such Shares) will be automatically converted into the right to receive the Offer Price, in cash, without interest (the “Merger Consideration”), and subject to any applicable withholding taxes.
Each share of the common stock of Purchaser outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.
At the close of business on the day of the Effective Time, the stock transfer books of BDSI with respect to the Shares will be closed and thereafter there will be no further registration of transfers of Shares on the records of BDSI. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares other than the right to receive, upon surrender stock of certificates or book-entry shares in accordance with the procedures set forth in the Merger Agreement, the Merger Consideration, or, with respect to Shares of a holder who exercises and perfects their appraisal rights, in accordance with Delaware law.
Treatment of BDSI Equity Awards and BDSI Warrants.   Pursuant to the terms of the Merger Agreement, each BDSI Option that is outstanding as of immediately prior to the Effective Time will automatically accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time. As of the Effective Time,
•
each BDSI Option with a per Share exercise price that is less than the Offer Price (each, an “In the Money Option”) that is outstanding and unexercised immediately prior to the Effective Time will be canceled and converted into the right to receive cash in an amount equal to the product of (A) the total number of Shares subject to such fully vested In the Money Option immediately prior to the Effective Time, multiplied by (B) the excess, if any, of (x) the Offer Price minus (y) the exercise price payable per Share under such In the Money Option, subject to any withholding taxes required to be deducted and withheld by applicable legal requirements; and

•
each BDSI Option with a per Share exercise price that is equal to or greater than the Offer Price that is then outstanding and unexercised immediately prior to the Effective Time will be canceled at the Effective Time without any consideration payable therefor whether before or after the Effective Time.

•
each restricted stock unit award granted pursuant to BDSI’s equity incentive plans (including, for the avoidance of doubt, any such performance-based restricted stock unit award) that is outstanding immediately prior to the Effective Time will automatically accelerate and become fully vested immediately prior to, and contingent upon, the Effective Time. As of the Effective Time, each BDSI RSU that is then outstanding as of immediately prior to the Effective Time, will be cancelled and converted into the right to receive cash in an amount equal to the product of (A) the total number of Shares issuable in settlement to such BDSI RSU, immediately prior to the Effective Time, multiplied by (B) the Offer Price, subject to any withholding taxes required to be deducted and withheld by applicable law.

•
each BDSI Warrant that is outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive cash in an amount equal to the product of (A) the total number of Shares subject to such BDSI Warrant immediately prior to the Effective Time, multiplied by (B) the excess, if any, of (x) the Offer Price minus (y) the exercise price payable per Share under such BDSI Warrant, subject to any withholding taxes required to be deducted and withheld by applicable law.

Representations and Warranties.
In the Merger Agreement, BDSI has made representations and warranties to Collegium and Purchaser with respect to, among other things:

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corporate matters, such as due organization, good standing and subsidiaries;

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organizational documents;

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authority in connection with the Merger Agreement, the recommendation of the BDSI Board with respect to the Offer, and the enforceability of the Merger Agreement;

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capitalization;

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non-contravention and consents;

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financial statements and SEC filings;

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accuracy of information supplied for the Offer and the Schedule TO;

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absence of certain changes or events;

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intellectual property;

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privacy and information security;

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material contracts;

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absence of undisclosed liabilities;

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absence of legal proceedings and orders;

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compliance with legal requirements;

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regulatory matters;

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compliance with anti-corruption laws;

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governmental authorizations;

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tax matters;

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employee and employee benefit plan matters;

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environmental matters;

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real property;

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title to assets;

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insurance;

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state takeover laws, including Section 203 of the DGCL;

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requisite BDSI stockholder approvals following the Offer Acceptance Time;

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the opinions of BDSI’s financial advisor; and

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brokers and other advisors.

Some of the representations and warranties in the Merger Agreement made by BDSI are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, effect, circumstance, fact, event or occurrence (each, an “Effect”) which, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise), financial prospects or results of operations of BDSI or (b) would reasonably be expected to prevent, materially delay or materially impair the ability of BDSI to consummate the Transactions by the End Date; except, that none of the following will be deemed in and of themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there is, or would be reasonably be expected to be, a Material Adverse Effect:
(i)
any Effect generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industries in which BDSI operates;

(ii)
any Effect arising out of or otherwise relating to fluctuations in the value of any currency exchange, interest or inflation rates or tariffs;

(iii)
any Effect arising out of or otherwise relating to any change (or proposed change) in, or any applicable legal requirement or United States generally accepted accounting principles (“GAAP”) (or interpretations of any applicable legal requirement or GAAP), in each case, arising after the execution date of the Merger Agreement;

(iv)
any Effect arising out of or otherwise relating to any act of terrorism, cyberterrorism (whether or not sponsored by a governmental body), outbreak of hostilities, acts of war, trade war, national or international calamity or any other similar event (or the escalation of any of the foregoing);

(v)
any acts of god, natural disasters, force majeure events, weather or environmental events, health emergencies, pandemics (including COVID-19) or epidemics (or the escalation of any of the foregoing) and any governmental or industry responses thereto;

(vi)
any change in the market price or trading volume of BDSI’s stock or change in the BDSI’s credit ratings or any failure (in and of itself) of BDSI to meet internal or analysts’ expectations, projections, forecasts, guidance or estimates, including the results of operations of BDSI (provided, that the underlying cause(s) of any such change or failure may be taken into account in determining whether a Material Adverse Effect has occurred);

(vii)
any regulatory, preclinical or clinical, competitive, pricing, reimbursement or manufacturing change, occurrence, or effect relating to any competitive pharmaceutical product (including, but not limited to, (a) any suspension, filing or approval or delay in obtaining or making or maintaining any regulatory application with respect to any competitive pharmaceutical product, (b) any regulatory actions, requests, recommendations, determinations or decisions of any governmental body related to any competitive pharmaceutical product, (c) any results, outcomes or data, adverse events, approval by the U.S. Food and Drug Administration or another governmental body, or market entry or threatened market entry of any competitive pharmaceutical product, and (d) any recommendations, statements, orders, judgments, decisions or other pronouncements made, published or proposed by professional medical organizations, payors, governmental bodies or representatives of any of the foregoing related to any competitive pharmaceutical product);

(viii)
the execution or announcement of the Merger Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of BDSI with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors, any governmental body or other third parties related thereto or any litigation, or the identity of Collegium or any of its Affiliates as the acquiror of BDSI, or any facts or circumstances concerning Collegium or any of its Affiliates;

(ix)
any action required to be taken by the Merger Agreement or the failure to take any action prohibited by the Merger Agreement;

(x)
any transaction litigation or any demand or legal proceeding for appraisal of the fair value of any Shares; or

(xi)
the availability or cost of equity, debt or other financing to Collegium, Purchaser or the Surviving Corporation;

provided, however, that in the cases of (i) through (v) above, such exclusion will only be applicable to the extent such matter does not have a disproportionate adverse Effect on BDSI relative to other companies in the industries in which BDSI operates that are of a similar size to BDSI, in which case only the incremental disproportionate Effect may be taken into account in determining whether or not there has been or would reasonably be expected to be a Material Adverse Effect.
In the Merger Agreement, Collegium and Purchaser have made representations and warranties to BDSI with respect to, among other things:
•
corporate matters, such as due organization and good standing;

•
Purchaser’s business activities and Collegium’s ownership of Purchaser;

•
authority in connection with the Merger Agreement and the enforceability of the Merger Agreement;

•
required consents and approvals, and the absence of conflicts with and violations or breaches of, or defaults under, organizational documents, contracts, laws and governmental authorizations;

•
accuracy of information supplied for the Offer and the Solicitation/Recommendation Statement on Schedule 14D-9 of BDSI (which we refer to, together with any exhibits and annexes attached thereto, as the “Schedule 14D-9”);

•
absence of legal proceedings and orders;

•
solvency;

•
ownership of securities of BDSI and absence of certain arrangements with BDSI stockholders, directors, officers, employees and affiliates;

•
brokers and other advisors;

•
the availability of funds to finance the consideration payable in the Offer and the Merger;

Some of the representations and warranties in the Merger Agreement made by Collegium and Purchaser are qualified as to “materiality” or “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any Effect that would, individually or in the aggregate, prevent, materially delay or materially impair the ability of Collegium or Purchaser to consummate the Transactions.
None of the representations and warranties of the parties contained in the Merger Agreement, BDSI’s confidential disclosure schedule or in any certificate, schedule, or other document delivered pursuant to the Merger Agreement will survive the Merger.
Conduct of Business Pending the Merger.   BDSI has agreed that, during the period from February 14, 2022 until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms (the “Pre-Closing Period”), except (i) as expressly required by the Merger Agreement, as permitted by the confidential disclosure schedule or as required by applicable legal requirements, (ii) for any action reasonably taken, or omitted to be taken, as required by or to comply with any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other applicable legal requirement, directive, guidelines or recommendations promulgated by any governmental body, including the Centers for Disease Control and Prevention and the World Health Organization, or by any U.S. industry group, in each case, in connection with or in response to COVID-19 (the “COVID-19 Measures”) or (iii) with the written consent of Collegium, BDSI will, and will cause each of its subsidiaries to, conduct in all material respects its business and operations in the ordinary course and use commercially reasonable efforts to preserve intact the material components of BDSI’s current business organization. including by maintaining its relations and goodwill with all material suppliers, material customers, governmental bodies and other material business relations.
BDSI has further agreed that, during the Pre-Closing Period, except (i) as expressly required by the Merger Agreement or as permitted by the confidential disclosure schedule or as required by applicable legal requirements, (ii) for any action reasonably taken, or omitted to be taken, as required by or to comply with COVID-19 Measures or (iii) with the written consent of Collegium (which consent will not be unreasonably withheld, conditioned or delayed), BDSI will not, and will cause its subsidiaries not to, among other things and subject to specified exceptions:
•
amend or permit the adoption of any amendment to its certificate of incorporation and bylaws or other organizational documents;

•
establish a record date for, declare, accrue, set aside or pay any dividends on, or make any other distributions in respect of, any shares of its capital stock (subject to specified exceptions);

•
repurchase, redeem or otherwise reacquire any shares of its capital stock (including any Shares), or any rights, warrants or options to acquire any shares of its capital stock (subject to specified exceptions);

•
split, combine, subdivide or reclassify any Shares or other equity interests;

•
issue, sell, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, grant, delivery, pledge, transfer or encumbrance (other than pursuant to agreements in effect as of the date of the Merger Agreement) by BDSI or any of its subsidiaries of any capital stock, equity interest or other security of BDSI or any of its subsidiaries, any subscription, option, call, warrant, restricted securities, or right or obligation to acquire any capital stock, equity interest or other security of BDSI or any of its subsidiaries or any instrument convertible into, exchangeable for any capital stock, equity interest or other security of BDSI or any of its subsidiaries (subject to specified exceptions);

•
(i) establish, adopt, terminate or amend any employee benefit plan, (ii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of BDSI’s employee benefit plans, or (iii) grant any employee or director any increase in compensation, bonuses or benefits (subject to specified exceptions);

•
(i) enter into (A) any change-of-control agreement with any officer, employee, director or independent contractor of BDSI or (B) any retention, employment, severance or other material agreement with any officer, employee, director or independent contractor of BDSI or (ii) hire or terminate (other than for cause) any officer, employee, director or independent contractor of BDSI;

•
(i) form any subsidiary, (ii) acquire any equity interest in any other entity or otherwise purchase or acquire, directly or indirectly (including by merger, consolidation or acquisition of stock or assets or any other business combination) any entity or other business organization or division thereof or any other business or all or substantially all of the assets of any entity, or (iii) enter into any joint venture, partnership, collaboration or similar profit-sharing arrangement;

•
make or authorize any capital expenditures exceeding specified thresholds (subject to specified exceptions);

•
acquire, lease, exclusively license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, mortgage or otherwise subject to any material encumbrance (other than specified permitted encumbrances) any material right or other material asset or property;

•
lend money or make capital contributions or advances to or make investments in, any person, or incur or guarantee any indebtedness, including incurring any indebtedness under existing credit facilities (subject to specified exceptions);

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make or change any material income or other material tax election, change or revoke any income or other material method of tax accounting, consent to the extension or waiver of the statutory period of limitations applicable to any tax claim or assessment other than in connection with automatic extensions of the due date for filing a tax return, settle or compromise any material tax liability, file any amended income or other material tax return, enter into any closing agreement with respect to taxes, fail to pay any income or other material tax as such tax becomes due and payable, or prepare any income or other material tax return in a manner which is materially inconsistent with past practices of BDSI or any of its subsidiaries with respect to the treatment of equivalent items on prior tax returns;

•
settle, release, waive or compromise any legal proceeding (subject to specified exceptions);

•
enter into any collective bargaining agreement or other agreement with any labor organization, except to the extent required by applicable legal requirements;

•
adopt or implement any stockholder rights plan or similar arrangement;

•
adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•
take any action to exempt any person from, or make any acquisition of securities of BDSI by any person not subject to, any state takeover statute or similar statute or regulation that applies to BDSI with respect to an Acquisition Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Collegium, Purchaser or any of their respective subsidiaries or affiliates, or the Transactions;

•
change or modify any financial accounting, cash management, credit collection payment policies, practices or procedures or otherwise make any material change to the management of its working capital (including the timing of collection of receivables or the payment of payables and the management of inventory);

•
accelerate, terminate or consent to the termination of, cancel, amend in any material respect, grant a waiver of any material right under, agree to offset or defer any rights of payment or contribution available to BDSI under, or otherwise modify in any material respect any material contract or enter into any contract which if entered into prior to the date of the Merger Agreement would have been deemed a material contract pursuant to the Merger Agreement;

•
terminate, fail to renew, abandon, allow to enter into the public domain, cancel, let lapse, fail to continue to prosecute or defend, encumber, license (including through covenants not to sue, non-assertion provisions or releases, immunities from suit that relate to intellectual property rights or any option to any of the foregoing, but excluding any non- material non-exclusive licenses of BDSI’s intellectual property that have been entered into in the ordinary course of business consistent with past practice), sell, assign, transfer or otherwise dispose of any material intellectual property rights;

•
make any material change in BDSI’s selling, distribution, pricing, advertising, terms of sale or collection practices (including any rebate, discount, chargeback or refund policy or practice) or timing that is inconsistent with past practice during the twelve (12) months prior to the time of execution of the Merger Agreement;

•
engage in any practice, program, activity or other action (including any rebate, discount, chargeback or refund policy or practice) that is intended or would reasonably be expected to result in sales to the trade that are materially in excess of normal customer purchasing patterns consistent with past course of dealing with BDSI during the twelve (12) months prior to the time of the execution of the Merger Agreement;

•
enter into a new line of business or abandon or discontinue any existing line of business; or

•
authorize any of, or agree or commit to take any of, the foregoing actions.

No Solicitation During Pre-Closing Period.   BDSI agreed, on behalf of itself and its directors, officers and employees, and agreed to use reasonable best efforts to cause its representatives, to cease and cause to be terminated any solicitation and any and all existing discussions or negotiations with any person that may have been ongoing with respect to any Acquisition Proposal (as defined below) at the time of the execution of the Merger Agreement.
Except as otherwise described below and subject to certain exceptions, BDSI has also agreed, on behalf of itself and its subsidiaries, that they will not, and will not authorize their respective representatives to, and will use reasonable best efforts not to permit or allow their representatives to,
•
directly or indirectly:

•
solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that could reasonably be expected to lead to, an Acquisition Proposal;

•
engage in, continue or otherwise participate in any discussions (except to notify a Person that makes any inquiry or offer with respect to an Acquisition Proposal of the existence of the restrictions or solicitation in the Merger Agreement or to clarify whether any such inquiry, offer or proposal constitutes an Acquisition Proposal) or negotiations regarding, or furnish to any other person any information in connection with, or for the purpose of soliciting, knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•
adopt, approve, or enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or

•
waive or release any person from, fail to use reasonable best efforts to enforce any standstill agreement or any standstill provisions of any contract entered into in respect of an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.

BDSI also agreed to terminate access by any third party to any physical or electronic data room relating to any potential Acquisition Proposal and to request the return or destruction of all confidential information of BDSI previously furnished or made available to any such party.
For purposes of the Merger Agreement and the Support Agreements, the term “Acquisition Proposal” means any proposal or offer from any person (other than Collegium and its affiliates) or “group” (within the meaning of Section 13(d) of the Exchange Act), relating to, in a single transaction or series of related transactions, any of the following:
•
an acquisition or license of assets (including equity securities of any subsidiaries) of BDSI or any of its subsidiaries equal to 20% or more of BDSI’s consolidated assets or to which 20% or more of BDSI’s revenues or earnings on a consolidated basis are attributable;

•
the issuance or acquisition of 20% or more of the outstanding Shares or other voting securities representing 20% or more of the combined voting power of BDSI;

•
a recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares;

•
a merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving BDSI that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares or other voting securities representing 20% or more of the combined voting power of BDSI; or

•
any combination of the foregoing.

Notwithstanding the foregoing, the Transactions are excluded from the definition of “Acquisition Proposal.”
For purposes of the Merger Agreement, the term “Superior Offer” means a bona fide written Acquisition Proposal on terms that the BDSI Board (or a committee thereof) has determined, in good faith, after consultation with BDSI’s financial advisor and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and, if consummated, would be more favorable, from a financial point of view, to the stockholders of BDSI (in their capacity as such) than the Transactions (taking into account any legal, regulatory, timing, financing and other aspects of such Acquisition Proposal (including certainty of closing), the person making the Acquisition Proposal and any revisions to the Merger Agreement or the Offer made or proposed in writing by Collegium). However, for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal are deemed to be references to “80%.”
Notwithstanding the restrictions described above, if at any time on or after the date of the Merger Agreement and prior to the Offer Acceptance Time BDSI receives an unsolicited bona fide written Acquisition Proposal from any person or group of persons, which Acquisition Proposal was made on or after the date of the Merger Agreement and did not result from or arise out of any material breach of the restrictions described above, then, if the BDSI Board determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer (and BDSI provides Collegium written notice of this determination), then BDSI and its representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement (as defined below), information (including non-public information) with respect to BDSI to the person or group of persons who has made such Acquisition Proposal (and BDSI must promptly provide to Collegium any non-public information concerning BDSI that is provided to any person given such access which was not previously provided to Collegium or its representatives) and (y) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal.
For purposes of the Merger Agreement, “Acceptable Confidentiality Agreement” means any agreement with BDSI that is either (i) in effect as of the execution and delivery of the Merger Agreement or (ii) executed, delivered and effective after the execution and delivery of the Merger Agreement, in either case containing provisions that require any counterparty thereto (and any of its affiliates and representatives) that receive information of, or with respect to, BDSI to keep such information confidential (except, that, in the case of clause (ii) (x) provisions contained therein are not materially less favorable in the aggregate to BDSI than the terms of the Confidentiality Agreement (as defined below) (and such agreement need not contain any “standstill” or similar provisions that prohibit the making of any Acquisition Proposal) and (y) such agreement does not contain any provision that prohibits BDSI from satisfying its obligations under the Merger Agreement). Notwithstanding the foregoing, a person who has within six (6) months prior to the execution of the Merger Agreement entered into a confidentiality agreement with BDSI shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement will be deemed to be an Acceptable Confidentiality Agreement.
In addition, BDSI must:
•
promptly (and in any event within 48 hours) notify Collegium of any inquiry, proposal or offer received by BDSI or its representatives with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, including the identity of the person(s) making such inquiry, proposal or offer;

•
provide Collegium copies of and a summary of the material terms and conditions of any Acquisition Proposal or any such inquiry, proposal or offer;

•
keep Collegium reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal or any such inquiry proposal or offer on a reasonably prompt basis; and

•
reasonably inform Collegium of the status of any Acquisition Proposal or any such inquiry, proposal or offer.

Change of the BDSI Board Recommendation.   As described above, and subject to the provisions described below, the BDSI Board has resolved to recommend that BDSI stockholders tender their Shares to Purchaser pursuant to the Offer. The foregoing recommendation is referred to herein as the “BDSI Board recommendation.” Unless the BDSI Board has made an Adverse Change Recommendation (as defined below), the BDSI Board has also agreed to include the BDSI Board recommendation in the Schedule 14D-9 and to permit Collegium to refer to such recommendation in this Offer to Purchase and other documents related to the Offer.
Except as described below, during the Pre-Closing Period, neither the BDSI Board nor any committee of the BDSI Board may:
•
withdraw or withhold (or modify, change or qualify in a manner adverse to Collegium or Purchaser) or publicly propose to withdraw or withhold (or modify, change or qualify in a manner adverse to Collegium or Purchaser), the BDSI Board recommendation;

•
adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal;

•
if a tender offer or exchange offer for BDSI’s common stock that constitutes an Acquisition Proposal is commenced (within the meaning of Rule 14d-2 under the Exchange Act), fail to recommend against acceptance of such tender offer or exchange offer within 10 business days; or

•
if any Acquisition Proposal has been made public, fail to publicly reaffirm the BDSI Board recommendation upon request of Collegium within the earlier of three business days prior to the then scheduled Expiration Date or 10 business days after Collegium requests such reaffirmation with respect to such Acquisition Proposal; provided, that, Collegium may make such request only once with respect to such Acquisition Proposal unless such Acquisition Proposal is subsequently materially modified in which case Collegium may make such request once each time such material modification is made.

Any action described in the foregoing four bullet points is referred to as an “Adverse Change Recommendation.”

The Merger Agreement further provides that the BDSI Board will not adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend, declare advisable, enter into or allow BDSI or any of its subsidiaries to execute or enter into any contract (i) with respect to any Acquisition Proposal, or (ii) requiring, or that would reasonably expect to cause, BDSI to abandon, materially delay, terminate or fail to consummate the Transactions (other than an Acceptable Confidentiality Agreement).
However, notwithstanding the foregoing, at any time prior to the Offer Acceptance Time, the BDSI Board may make an Adverse Change Recommendation in response to an Acquisition Proposal that was made after the date of the Merger Agreement or terminate the Merger Agreement in order to enter into an agreement with respect to such Acquisition Proposal, if and only if:
•
the BDSI Board determines in good faith (after consultation with BDSI’s financial advisors and outside legal counsel) that the applicable Acquisition Proposal constitutes a Superior Offer;

•
such Acquisition Proposal did not arise out of a breach of the obligations of BDSI described above under “— No Solicitation”;

•
the BDSI Board determines in good faith (after consultation with BDSI’s outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable legal requirements;

•
BDSI has given Collegium prior written notice of its intention to consider making an Adverse Change Recommendation or terminate the Merger Agreement to accept such Superior Offer at least three business days prior to making any such Adverse Change Recommendation or termination (a “Superior Offer Determination Notice”);

•
BDSI has provided to Collegium the information (including a copy of any definitive agreement and related financing agreement and a summary of the material terms and conditions of such Acquisition Proposal as described above under “— No Solicitation”);

•
BDSI has given Collegium three business days after the Superior Offer Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer and, to the extent requested by Collegium, has negotiated in good faith with Collegium and its representatives with respect to such proposed revisions or other proposal, if any; and

•
at the end of the three business day period referred to in the preceding bullet, the BDSI Board, after consultation with BDSI’s financial advisors and outside legal counsel, taking into account the amendments to the Merger Agreement and the Transactions proposed by Collegium, if any, has determined in good faith that such Acquisition Proposal constitutes a Superior Offer and the failure to make the Adverse Change Recommendation or terminate the Merger Agreement to accept such Superior Offer would be inconsistent with its fiduciary under applicable legal requirements.

If there are any material amendments, revisions or changes to the terms of any such Superior Offer, BDSI must notify Collegium of each such material amendment, revision or change and the applicable three business day period will be extended until at least two business days after the time that Collegium receives notification from BDSI of each such revision.
Additionally, at any time prior to the Offer Acceptance Time, the BDSI Board may make an Adverse Change Recommendation in response to any positive event, fact, circumstance, development or occurrence with respect to BDSI that was neither known to the BDSI Board nor reasonably foreseeable as of or prior to the date of the Merger Agreement and does not relate to (i) the effect resulting from the public announcement of the Merger Agreement, (ii) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (iii) the fact that, in and of itself, BDSI exceeds any internal or published projections, estimates or expectations of BDSI’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any change in the price or trading volume of BDSI Common Stock or any other securities of BDSI (except that in either case the underlying causes of such changes may constitute or be taken into account in determining whether there has been an Intervening Event) or (iv) any regulatory, preclinical or clinical, competitive, pricing, reimbursement or manufacturing change, occurrence, or effect relating to any Competitive Pharmaceutical product (including, but not limited to, (a) any suspension, filing or approval or delay in obtaining or making or maintaining any regulatory application with respect to any competitive pharmaceutical product, (b) any regulatory actions, requests, recommendations, determinations or decisions of any governmental body related to any competitive pharmaceutical product, (c) any results, outcomes or data, adverse events, approval by the FDA or another governmental body, or market entry or threatened market entry of any competitive pharmaceutical product, and (d) any recommendations, statements, orders, judgments, decisions or other pronouncements made, published or proposed by professional medical organizations, payors, governmental bodies or representatives of any of the foregoing related to any competitive pharmaceutical product) (an “Intervening Event”), if and only if:
•
the BDSI Board determines in good faith (after consultation with BDSI’s outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable legal requirements;

•
BDSI has given Collegium a Superior Offer Determination Notice at least three business days prior to making any such Adverse Change Recommendation;

•
BDSI has specified the Intervening Event in reasonable detail;

•
BDSI has given Collegium three business days after the Superior Offer Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Intervening Event would no longer necessitate an Adverse Change Recommendation, and, to the extent requested by Collegium, has negotiated in good faith with Collegium with respect to such proposed revisions or other proposal, if any; and

•
after such three business day period, the BDSI Board, after consultation with BDSI’s financial advisors and outside legal counsel, taking into account the amendments proposed to the Merger Agreement and the Transactions by Collegium, if any, has determined, in good faith that the failure to make the Adverse Change Recommendation in response to such Intervening Event would be inconsistent with the fiduciary duties of the BDSI Board under applicable legal requirements.

If there are any material changes to the facts and circumstances relating to such Intervening Event, BDSI must notify Collegium of each such material change and the applicable three business day period will be extended until at least two business days after the time that Collegium receives notification from BDSI of each such material change.
None of the provisions described above under “— No Solicitation” will restrict BDSI from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any legally required disclosure to the stockholders of BDSI.
Access to Information.   During the Pre-Closing Period, BDSI has agreed to provide Collegium and its representatives with reasonable access during normal business hours to BDSI’s and its subsidiaries’ officers, employees, other personnel, and assets and to all existing books and records, and to furnish to Collegium such financial and operating data and other information as Collegium may reasonably request, in each case, subject to customary exceptions and limitations.
Reasonable Best Efforts.   The Merger Agreement provides that the parties must use reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable antitrust law to consummate and make effective the Offer and the Merger as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from governmental bodies and the making of all necessary registrations and filings and the taking of all steps as may be reasonably necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any governmental body in connection with any antitrust law; (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Offer and the Merger.

Notwithstanding the foregoing, neither Collegium nor any of its subsidiaries will be required, either pursuant to the Merger Agreement or otherwise, to (and, without Collegium’s prior written consent, BDSI will not, nor will it permit any of its subsidiaries or representatives to) (i) negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of BDSI, Collegium or any of their respective subsidiaries, (ii) terminate existing relationships, contractual rights or obligations of BDSI, Collegium or any of their respective subsidiaries, (iii) terminate any venture or other arrangement, (iv) create any relationship, contractual rights or obligations of the BDSI, Collegium or any of their respective subsidiaries, (v) effectuate any other change or restructuring of BDSI, Collegium or any of their respective subsidiaries and (vi) otherwise take or commit to take any actions with respect to the businesses, product lines or assets of BDSI, Collegium or any of their respective subsidiaries; except, that BDSI will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on BDSI only in the event the Closing occurs. The parties will defend through litigation on the merits any claim asserted in court by any party, including any governmental body, under antitrust laws in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the End Date.
Employee Communications.   Prior to making any broad-based or any written communications to the directors, officers or employees of BDSI (other than any communications consistent in all material respects with prior communications made by BDSI or Collegium), including communications pertaining to compensation or benefit matters that are affected by the Transactions, BDSI shall, to the extent not prohibited by applicable legal requirements, (i) provide Collegium with a copy of the intended communication, (ii) give Collegium a reasonable period of time to review and comment on the communication, (iii) consider any such comments in good faith and (iv) provide representatives of Collegium with a reasonable opportunity to participate in any broad-based meetings or oral communications to the directors, officers or employees of the BDSI concerning the Transactions.
Directors’ and Officers’ Indemnification and Insurance.   The Merger Agreement provides that all rights to indemnification, advancement of expenses and exculpation by BDSI existing as of the date of the Merger Agreement in favor of the former and present directors and officers of BDSI for their acts and omissions occurring prior to the Effective Time, as provided in BDSI’s organizational documents and as provided in the applicable indemnification agreements between BDSI and such persons, will survive the Merger for a period of six years from the Effective Time, and any claim made requesting indemnification pursuant to such indemnification rights within such six-year period will continue to be subject to the rights to such indemnification provided under the Merger Agreement, such applicable indemnification agreements and BDSI’s organizational documents until disposition of such claim.
The Merger Agreement also provides that, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, Collegium and the Surviving Corporation will, to the fullest extent permitted by applicable legal requirements, indemnify and hold harmless each of BDSI’s former and present officers and directors in his or her capacity as an officer or director of BDSI against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such indemnified person as an officer or director of BDSI in connection with any pending or threatened legal proceeding based on or arising out of, in whole or in part, the fact that such indemnified person is or was a director or officer of BDSI at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions.
The Merger Agreement also provides that, from the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation must maintain (and Collegium must cause the Surviving Corporation to maintain) in effect a directors’ and officers’ liability insurance policy, providing coverage no less favorable to the insureds than the policy maintained by BDSI as of the date of the Merger Agreement for the benefit of the indemnitees who were covered by such policy as of the date of the Merger Agreement with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of BDSI (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the existing policy. However, in lieu of maintaining such existing policy, BDSI or Collegium may purchase a six-year “tail” policy to replace the BDSI policy in effect as of the date of the Merger Agreement, subject to specified limitations.
Transaction Litigation.   BDSI has agreed to promptly notify Collegium of any commencement of, or material development with respect to, any claims or legal proceedings against BDSI or its directors relating to the Transactions. BDSI has also agreed to give Collegium the opportunity to participate in the defense and settlement of any such legal proceeding, including the right to review and comment on all material filings or responses to be made by BDSI in connection with such claims or legal proceeding, and the right to consult on any proposed settlement with respect to such claims or legal proceeding and BDSI must in good faith take such comments and consultation into account. No such settlement may be agreed to without Collegium’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). BDSI and Collegium will use its reasonable best efforts to keep the other party promptly informed with respect to the status of any such legal proceeding and, except to the extent any such communications could result in a waiver of any applicable privileges and protections of confidentiality (including the attorney-client privilege and work product protection).
Stock Exchange Delisting and Deregistration.   Prior to the Closing Date, BDSI has agreed to cooperate with Collegium and to use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable legal requirements and rules and policies of the Nasdaq Global Select Market to enable delisting by BDSI of the Shares from the Nasdaq Global Select Market and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time. Upon Collegium’s reasonable determination that the Surviving Corporation may be required to file any quarterly or annual reports pursuant to the Exchange Act after the Closing but prior to the deregistration of the Shares under the Exchange Act, BDSI shall deliver to Collegium at least three (3) business days prior to Closing a draft of any such reports required to be filed during such period, which is sufficiently developed, in BDSI’s reasonable determination, such that it can be timely filed and when filed will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and comply in all material respects with the provisions of applicable legal requirements.
Payoff Letters.   Prior to the Closing, BDSI will, and will cause its representatives to, use commercially reasonable best efforts to deliver to Collegium executed customary payoff letters from each lender party to that certain Loan Agreement, dated as of May 23, 2019, by and among BDSI, Arius Pharmaceuticals, Inc., Arius Two, Inc. and BioPharma Credit plc, as amended from time to time (the “BDSI Loan Agreement”) that (i) reflect the amounts required in order to pay in full all such amounts outstanding pursuant to the BDSI Loan Agreement as of the Closing (the “Payoff Amount”) and (ii) provide that, upon payment in full of the amounts indicated, all encumbrances securing such outstanding amounts pursuant to the BDSI Loan Agreement with respect to the assets of BDSI and its subsidiaries will be terminated and of no further force and effect. Collegium will pay, or will cause one or more of its subsidiaries to pay, the Payoff Amount in full on behalf of BDSI on the Closing Date.
Financing Cooperation.   From the execution of the Merger Agreement to the earlier of the Closing Date and the date the Merger Agreement is validly terminated in accordance with its terms, BDSI will use commercially reasonable efforts, and will cause each of its subsidiaries and its and their respective representatives to use their commercially reasonable efforts, to provide Collegium and Purchaser with all cooperation reasonably requested by Collegium or Purchaser to assist Collegium or Purchaser to consummate the Debt Financing on or prior to the Closing Date or as is otherwise customary and reasonably requested in writing by Parent or Purchaser in connection with the Debt Financing in each case, to the extent such cooperation is necessary and customary in connection with debt financings similar to the Debit Financing and at Collegium’s and/or Purchaser’s sole cost and expense.
Employee and Benefit Matters.   For a period of one year following the Effective Time, (the “Post-Closing Period”) Collegium will provide, or cause to be provided, to each BDSI employee who is employed by BDSI as of immediately prior to the Effective Time and who continues to be employed by Collegium or the Surviving Corporation (or any affiliate thereof) during such one-year period (each a “Continuing Employee”) employee benefits (other than equity compensation and other long-term incentives, change in control, retention, transition, stay or similar arrangements) that, in the aggregate, are substantially comparable to the employee benefits (other than equity compensation and other long-term incentives, retention, transition, stay or similar arrangements) provided by Collegium to its similarly situated employees. In addition, Collegium will assume and honor, and will cause the Surviving Corporation and their respective subsidiaries to assume and honor, certain employee benefit plans of BDSI that provide for severance payments and benefits to any Continuing Employee terminated without cause or whose employment ends for a severance-qualifying reason pursuant to such employee plan.
Collegium will treat, and cause the applicable benefit plans of Collegium (or one of Collegium’s affiliates, as applicable) to treat, the service of the Continuing Employees with BDSI attributable to any period before the Effective Time as service rendered to Collegium or any Affiliate of Collegium for purposes of eligibility and vesting under any defined contribution plan, vacation program, health or welfare plan(s) maintained by Collegium or any Affiliate of Collegium, except where credit would result in duplication of benefits. Without limiting the foregoing, to the extent that any Continuing Employee participates in any health or other group welfare benefit plan of Collegium or any of its Affiliates following the Effective Time, (A) Collegium shall use commercially reasonable efforts to cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar welfare plan Collegium Parent or any Affiliate of Collegium to be waived with respect to the Continuing Employees and their eligible dependents, to the extent waived under the corresponding plan in which the Continuing Employee participated immediately prior to the Effective Time, and (B) Collegium shall use commercially reasonable efforts to cause any deductibles paid by Continuing Employee under any of the BDSI’s or its Subsidiaries’ health plans in the plan year in which the Effective Time occurs shall be credited towards deductibles under the health plans of Collegium or any Affiliate of Collegium.
Termination of 401(k) Plans.   Prior to the Closing Date, BDSI and its subsidiaries will (i) terminate each employee plan that contains a 401(k) cash or deferred arrangement (each, a “BDSI 401(k) Plan”) effective no later than the day immediately preceding the Closing Date, (ii) adopt any and all amendments to each BDSI 401(k) Plan as may be necessary to ensure compliance with all applicable requirements of the Code (including all qualification requirements) and all other applicable legal requirements, and (iii) take such other action in connection with the termination of any BDSI 401(k) Plan as Collegium may direct, unless Collegium notifies BDSI at least five days prior to the Closing Date that termination of such BDSI 401(k) Plan is not necessary.
Termination.   The Merger Agreement may be terminated and the Offer and the Merger may be abandoned:
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by mutual written consent of Collegium and BDSI at any time prior to the Offer Acceptance Time;

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by either Collegium or BDSI, at any time prior to the Offer Acceptance Time:

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if (i) the Offer Acceptance Time has not occurred on or before 12:00 midnight, Eastern Time on March 31, 2022 (the “Initial End Date,” and, as such time and date as it may be extended pursuant to the provision of the Merger Agreement described below, the “End Date”) or (ii) the Offer is terminated or withdrawn in accordance with the terms of the Merger Agreement without any Shares being purchased in the Offer; except, that, if on the Initial End Date, all of the Offer Conditions, other than the Regulatory Condition described in Section 15 — “Conditions to the Offer” and those conditions that by their nature are to be satisfied at the time that the Offer expires, have been satisfied or waived by Collegium, then either Collegium or BDSI may, by written notice to the other prior to the Initial End Date, extend the Initial End Date by 135 days immediately following the Initial End Date; except, in no event will the End Date be later than August 13, 2022; except, that neither Collegium nor BDSI will be permitted to terminate pursuant to this provision in the event that such party’s material breach of any provision of the Merger Agreement has been the primary cause of the Offer Acceptance Time not occurring on or prior to the End Date. We refer to any termination of the Merger Agreement pursuant to this provision as an “Expired Offer Termination”; or

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if a court or other governmental body of competent jurisdiction has issued an order, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order is final and nonappealable (except that neither Collegium nor

BDSI will be permitted to terminate pursuant to this provision in the event that such party’s material breach of any provision of the Merger Agreement has been the primary cause of the issuance of such final and nonappealable order);
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by Collegium, at any time prior to the Offer Acceptance Time:

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upon prior written notice to BDSI if (A) the BDSI Board or any committee thereof shall have effected an Adverse Change Recommendation, (B) the Company shall have failed to include the BDSI Board recommendation in Schedule 14D-9 when disseminated to BDSI’s stockholders or (C) the BDSI Board has caused or permitted BDSI to enter into a definitive agreement with respect to a Superior Offer or BDSI enters into a definitive agreement with respect to a Superior Offer; provided, that Collegium shall not be permitted to terminate the Merger Agreement pursuant to this bullet unless the notice of termination is delivered by Collegium to BDSI within 10 days following the occurrence of the event giving rise to BDSI’s right to terminate the Merger Agreement pursuant to this bullet. We refer to any termination of the Merger Agreement pursuant to this provision as a “Change in Recommendation Termination”;

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if a breach of any representation or warranty made by BDSI and contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of BDSI has occurred such that the Representations Condition, the Covenants Condition or the MAE Condition (as such terms are defined in Section 15 — “Conditions to the Offer”) would not be satisfied and cannot be cured by BDSI by the End Date, or if capable of being cured, has not commenced to have been cured within 30 days of the date on which Collegium gives BDSI written notice of such breach or failure to perform (except that Collegium will not be permitted to terminate pursuant to this provision if either Collegium or Purchaser is then in breach of any representation, warranty, covenant or obligation in the Merger Agreement such that any of the conditions to the closing of the Merger Agreement would fail to be satisfied). We refer to any termination of the Merger Agreement pursuant to this provision as a “BDSI Breach Termination”; or

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if the Offer (as extended in accordance with the Merger Agreement) has been withdrawn or terminated in accordance with the Merger Agreement without the acceptance for payment of Shares pursuant to the Offer; except Collegium will not be permitted to terminate the Merger Agreement pursuant to this provision if Collegium’s material breach of any provision of the Merger Agreement is the primary cause of the events specified in this provision occurring;

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by BDSI, at any time prior to the Offer Acceptance Time:

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in order to accept a Superior Offer and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer if (i) BDSI has complied with the notice, negotiation and other requirements described above under “— Change of the BDSI Board Recommendation”, (ii) BDSI, substantially concurrently with such termination, pays to Collegium the Termination Fee (as defined below); and (iii) BDSI, substantially concurrently with such termination, enters into a written definitive acquisition agreement in respect of such Superior Offer. We refer to any termination of the Merger Agreement pursuant to this provision as a “Superior Offer Termination”;

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if a breach of any representation or warranty made by Collegium and Purchaser and contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Collegium or Purchaser has occurred, in each case if such breach or failure would reasonably be expected to prevent Collegium or Purchaser from consummating the Transactions and such breach or failure cannot be cured by Collegium or Purchaser, as applicable, by the End Date, or if capable of being cured, has not commenced to have been cured within 30 days of the date BDSI gives Collegium written notice of such breach or failure to perform (except that BDSI will not be permitted to terminate pursuant to this provision if BDSI is then in material breach of any representation, warranty, covenant or obligation in the Merger Agreement); or

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in the event that (i) Purchaser has failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer by February 28, 2022, or (ii) Purchaser has failed to purchase all

Shares validly tendered (and not validly withdrawn) when required in accordance with the Merger Agreement (except that BDSI will not be permitted to terminate pursuant to this provision if Purchaser’s failure to commence the Offer is primarily due to BDSI’s material breach of the Merger Agreement).
Effect of Termination.   If the Merger Agreement is terminated as described above under “—  Termination”, the Merger Agreement will be of no further force or effect and there will be no liability or obligation on the part of Collegium, Purchaser or BDSI or their respective directors, officers and affiliates following any such termination, except that (i) certain specified provisions of the Merger Agreement (including the provisions described in “— BDSI Termination Fee” below), as well as the Confidentiality Agreement, will survive such termination, and (ii) no such termination will relieve any party from any claim, liability or damages to the other in respect of any willful breach of the Merger Agreement prior to such termination.
BDSI Termination Fee.   BDSI has agreed to pay Collegium a termination fee of $18,120,000 in cash (the “Termination Fee”) in any of the following circumstances:
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the Merger Agreement is terminated by BDSI pursuant to a Superior Offer Termination;

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the Merger Agreement is terminated by Collegium pursuant to a Change in Recommendation Termination; or

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(i) the Merger Agreement is terminated pursuant to an Expired Offer Termination or an End Date Termination (but, in the case of a termination by BDSI, only if at the time the Merger Agreement is terminated Collegium has complied with its obligations under the Merger Agreement in all material respects such that Collegium would not be prohibited from terminating the Merger Agreement because its material breach of any provision of the Merger Agreement has caused or resulted in the events leading to the applicable Expired Offer Termination as a result of the failure to satisfy the Minimum Condition), (ii) after the date of the Merger Agreement and prior to such termination, any person has publicly disclosed a bona fide Acquisition Proposal and such Acquisition Proposal will not have been become publicly withdrawn prior to the time of the termination of the Merger Agreement and (iii) within 12 months of such termination BDSI consummates an Acquisition Proposal (except that for purposes of determining if the Termination Fee is payable under this prong (iii), the references to “20%” in the definition of “Acquisition Proposal” described above under “— No Solicitation” will be deemed to be references to “80%”).

In no event will BDSI be required to pay the Termination Fee on more than one occasion. In the event Collegium receives the Termination Fee, such receipt will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Collegium, Purchaser, any of their respective affiliates, officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors or other representatives (collectively, “Collegium Related Parties”) or any other person in connection with the Merger Agreement (and the termination thereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Collegium Related Parties or any other person will be entitled to bring or maintain any claim, action or proceeding against BDSI, any of its affiliates, officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors or other representatives for damages or equitable relief arising out of or in connection with the Merger Agreement, any of the Transactions or any matters forming the basis for such termination (except that such receipt will not limit the rights of Collegium or Purchaser with respect to equitable relief or willful breach). Collegium’s right to receive the Termination Fee from BDSI in accordance with circumstances described above will be the sole and exclusive remedy of the Collegium Related Parties against BDSI and any of its former, current or future officers, directors, partners, stockholders, option holders, managers, members, affiliates, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives (collectively, “BDSI Related Parties”) in any circumstance in which the Termination Fee becomes due and payable, and upon payment of such amount, none of the BDSI Related Parties will have any further liability or obligation relating to, arising out of, or in connection with, the Merger Agreement or the Transactions (except that such payment will not limit the rights of Collegium or Purchaser with respect to equitable relief in the case of fraud or willful breach). If BDSI fails to timely pay the Termination Fee when due under the Merger Agreement and

Collegium commences a legal proceeding to obtain payment of the Termination Fee, BDSI will be responsible for Collegium’s reasonable and documented out of pocket costs and expenses associated with such legal proceeding, together with interest on such amount at a rate equal to the prime rate as published by the Wall Street Journal on the date such payment was required to be made through the date such payment is made.
For the avoidance of doubt, Collegium or Purchaser may seek specific performance to cause BDSI to consummate the Transactions in accordance with the terms of the Merger Agreement or the payment of the Termination Fee pursuant to the terms of the Merger Agreement, but in no event will Collegium or Purchaser be entitled to both (i) equitable relief ordering BDSI to consummate the Transactions in accordance with the terms of the Merger Agreement and (ii) the payment of the Termination Fee pursuant to the terms of the Merger Agreement.
Collegium has agreed to pay BDSI a termination fee of $12,080,000 in cash (the “Reverse Termination Fee”) if the Merger Agreement is terminated by either Collegium or BDSI pursuant to an End Date Termination at a time when all of the Offer Conditions have been satisfied other than the Regulatory Condition and those conditions that by their nature are to be satisfied at the time of the expiration of the Offer.
In no event will BDSI be required to pay the Reverse Termination Fee on more than one occasion. In the event that BDSI receives the Reverse Termination Fee, such receipt will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by any BDSI Related Parties or any other person in connection with the Merger Agreement (and the termination thereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Collegium Related Parties or any other person will be entitled to bring or maintain any claim, action or proceeding against any Collegium Related Party arising out of or in connection with the Merger Agreement, any of the Transactions or any matters forming the basis for such termination (except that such receipt will not limit the rights of BDSI with respect to equitable relief or willful breach). BDSI’s right to receive the Reverse Termination Fee from Collegium in accordance with circumstances described above will be the sole and exclusive remedy of the BDSI Related Parties against the Collegium Related Parties in any circumstance in which the Reverse Termination Fee becomes due and payable, and upon payment of such amount, none of the Collegium Related Parties will have any further liability or obligation relating to, arising out of, or in connection with, the Merger Agreement or the Transactions (except that such payment will not limit the rights of BDSI with respect to equitable relief or willful breach).
If Collegium fails to timely pay the Reverse Termination Fee when due under the Merger Agreement and BDSI commences a legal proceeding to obtain payment of the Reverse Termination Fee, Collegium will be responsible for BDSI’s reasonable and documented out of pocket costs and expenses associated with such legal proceeding, together with interest on such amount at a rate equal to the prime rate as published by the Wall Street Journal on the date such payment was required to be made through the date such payment is made.
Specific Performance.   Collegium, Purchaser and BDSI have agreed that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties to the Merger Agreement do not perform their obligations under the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, each party will be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which they are entitled under the terms of the Merger Agreement.
Expenses.   Except in limited circumstances expressly specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer and the Merger are consummated.
Governing Law.   The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Support Agreements
In connection with entering into the Merger Agreement, Collegium and Purchaser entered into Tender and Support Agreements dated as of February 14, 2022 (the “Support Agreements”) with BDSI’s directors and executive officers, and certain of BDSI’s stockholders (each, a “Supporting Stockholder” and, collectively, the “Supporting Stockholders”). The Supporting Stockholders together beneficially own approximately 9.59% of the outstanding Shares as of February 14, 2022.
Pursuant to and subject to the terms and conditions of the Support Agreements, each Supporting Stockholder has agreed to tender in the Offer all Shares beneficially owned by such Supporting Stockholder. In addition, each Supporting Stockholder has agreed that, during the time the applicable Support Agreement is in effect, at any annual or special meeting of BDSI stockholders, or any adjournment or postponement thereof, or in connection with any action proposed to be taken by written consent of the BDSI stockholders, such Supporting Stockholder will, appear at each such meeting or otherwise cause all such Shares to be counted as present at such a meeting for purposes of determining a quorum and be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Shares, and unless otherwise directed in writing by Collegium:
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in favor of (i) the Merger, the execution and delivery by BDSI of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, and (ii) each of the other Transactions;

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against any action or agreement which is intended or would reasonably be expected to impede, delay, postpone, interfere with, nullify, prevent or adversely affect in any material respect the Merger or any of the other Transactions or the applicable Support Agreement, including any proposal of any person (other than Collegium and Purchaser) to acquire BDSI or all or substantially all of the assets thereof or to engage in any other similar extraordinary corporate transaction; and

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against any Acquisition Proposal and any action in furtherance of any Acquisition Proposal.

The Supporting Stockholders further agreed to certain restrictions with respect to their Shares, including restrictions on transfer.
The applicable Support Agreement will automatically terminate, and no party will have any rights or obligations thereunder, and the applicable Support Agreement will be revoked and become null and void on, and have no further effect as of the earlier of the termination of the Merger Agreement, the Effective Time or the date of any material modification, amendment or change to any provision of the Merger Agreement with the applicable Supporting Stockholder’s consent that decreases the amount or changes the form of the consideration offered in respect of the Shares.
The summary above of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Support Agreement, which has been filed as Exhibit (d)(3) to the Schedule TO of which this Offer to Purchase forms a part. For a complete understanding of the Support Agreements, holders of Shares are encouraged to read the full text of the form of Support Agreement.
The Confidentiality Agreement
On December 29, 2021, BDSI and Collegium entered into a mutual confidentiality agreement (the “Confidentiality Agreement”). Under the Confidentiality Agreement, each party agreed, among other things, to keep certain non-public information concerning the other confidential (subject to certain exceptions) for a period of five years from the date of the Confidentiality Agreement. Under the Confidentiality Agreement, each party is also subject to a non-solicitation covenant and certain voting and standstill restrictions for one year with respect to the securities of the other party, but the Confidentiality Agreement did not include a fall-away provision upon the entry or public announcement of certain acquisition transactions.
The summary above of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which has been filed as Exhibit (d)(4) to the

Schedule TO of which this Offer to Purchase forms a part. For a complete understanding of the Confidentiality Agreement, holders of Shares are encouraged to read the full text of the Confidentiality Agreement.
The Exclusivity Agreement
On February 4, 2022, BDSI and Collegium entered into an exclusivity agreement (the “Exclusivity Agreement”), pursuant to which BDSI agreed that from the date thereof until the earliest of (i) 11:59 p.m. Eastern Time on February 7, 2022, which shall automatically extend to 11:59 p.m. Eastern Time on February 14, 2022 provided that a revised draft Commitment Letter from Collegium’s lender is received by BDSI, in a form reasonably satisfactory to BDSI, by 11:59 p.m. Eastern Time on February 7, 2022, (ii) the execution of an acquisition agreement between Collegium and BDSI, and (iii) the time at which Collegium reduces, or proposes a reduction in, the purchase price of $5.60 per share proposed by Collegium, BDSI would negotiate exclusively with Collegium. BDSI also agreed to and cause its affiliates and representatives to immediately cease any existing discussions, negotiations or activities, including the provision of non-public information (and the provision of access to non-public information) with any third party regarding BDSI or its affiliates with respect to any inquiry, proposal or offer relating to, or reasonably likely to lead to, an alternative transaction.
The summary above of the Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the Exclusivity Agreement, which has been filed as Exhibit (d)(5) to the Schedule TO of which this Offer to Purchase forms a part. For a complete understanding of the Exclusivity Agreement, holders of Shares are encouraged to read the full text of the Exclusivity Agreement.
12. Purpose of the Offer; Plans for BDSI.
Purpose of the Offer.   The purpose of the Offer is for Collegium, through Purchaser, to acquire control of, and the entire equity interest in, BDSI. The Offer, as the first step in the acquisition of BDSI, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, subject to the satisfaction or waiver of the conditions to the obligations of Collegium and Purchaser to effect the Merger contained in the Merger Agreement, Purchaser intends to consummate the Merger as soon as practicable following the Offer Closing.
Former holders of Shares whose Shares are purchased in the Offer will cease to have any equity interest in BDSI and will no longer participate in the future growth of BDSI. If the Merger is consummated, all current holders of Shares will no longer have an equity interest in BDSI, regardless of whether they tender their Shares in connection with the Offer, and instead will only have the right to receive the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with Section 262 of the DGCL.
Merger Without a Meeting of BDSI Stockholders and Without a Vote of the BDSI Stockholders.   If the Offer is consummated, we are not required to and will not seek the approval of BDSI’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if the Offer is completed, it will mean that the Minimum Condition has been satisfied, and if the Minimum Condition has been satisfied, it will mean that the Merger will be subject to Section 251(h) of the DGCL. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a meeting of BDSI stockholders and without a vote of the stockholders of BDSI in accordance with Section 251(h) of the DGCL.
Plans for BDSI.   Except as otherwise set forth in this Offer to Purchase, it is currently expected that, following the Merger, the business and operations of BDSI will be continued substantially as they are currently being conducted. Collegium currently intends to continue to evaluate the business and operations of BDSI after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing.
Purchaser’s directors immediately prior to the Effective Time will become the directors of the Surviving Corporation at the Effective Time and our officers immediately prior to the Effective Time will continue as the officers of the Surviving Corporation at the Effective Time.
Except as described above or elsewhere in this Offer to Purchase (including Section 11 — “The Transaction Agreements”, this Section 12 and Section 13 — “Certain Effects of the Offer”), neither Purchaser nor Collegium has any present plans or proposals that would result in (i) any extraordinary transaction involving BDSI or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of BDSI or any of its subsidiaries, (iii) any material change in BDSI’s capitalization or dividend rate or policy or indebtedness, (iv) any change in the present board of directors or management of BDSI, (v) any other material change in BDSI’s corporate structure or business, (vi) any class of equity securities of BDSI being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (vii) any class of equity securities of BDSI becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act, (viii) the suspension of BDSI’s obligation to file reports under Section 15(d) of the Exchange Act, (ix) the acquisition by any person of additional securities of BDSI, or the disposition of securities of BDSI, or (x) any changes in BDSI’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the subject company.
13. Certain Effects of the Offer.
Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Collegium and BDSI will consummate the Merger as soon as practicable. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.
Market for Shares.   The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser and Collegium.
Stock Quotation.   The Shares are currently quoted on the Nasdaq Global Select Market. However, the rules of the Nasdaq Global Select Market establish certain criteria that, if not met, could lead to the discontinuance of quotation of Shares from the Nasdaq Global Select Market. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, Shares no longer meet the requirements of the Nasdaq Global Select Market for continued quotation and the quotation of Shares is discontinued, the market for Shares would be adversely affected. Collegium and Purchaser currently intend to cause the delisting of the Shares from the Nasdaq Global Select Market, as promptly as practicable after the Effective Time, as permitted by applicable legal requirements and the rules of the Nasdaq Global Select Market. We also expect to consummate the Merger as soon as practicable following the consummation of the Offer. If the Merger takes place, BDSI will no longer be publicly traded.
If the Nasdaq Global Select Market were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.
Margin Regulations.   The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of Shares. Depending upon factors similar to those described above regarding the market for Shares and stock quotations, it is possible that, following the Offer, Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by BDSI to the SEC if Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of Shares under the Exchange Act would substantially reduce the information required to be furnished by BDSI to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to BDSI, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of BDSI and persons holding “restricted securities” of BDSI to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired. If registration of Shares under the Exchange Act were terminated, Shares would no longer be “margin securities” or be eligible for quotation on the Nasdaq Global Select Market as described above. Collegium and Purchaser currently intend to cause BDSI to terminate the registration of Shares under the Exchange Act (and as permitted by applicable legal requirements, including the requirement to make filings under the Exchange Act), as promptly as practicable after the Effective Time and as soon as the requirements for termination of registration are met.
14. Dividends and Distributions.
The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, neither BDSI nor any of its subsidiaries will establish a record date for, declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other property) in respect of, any shares of its capital stock, except with the prior written consent of Collegium (which consent will not be unreasonably withheld, conditioned or delayed) other than (i) dividends and distributions by a subsidiary of BDSI to its parent, consistent with past practice and (ii) distributions resulting from the vesting or exercise of a BDSI Stock Awards that are outstanding on the date of the Merger Agreement.
15. Conditions to the Offer.
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(h)” below. Accordingly, notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer) purchase any Shares validly tendered (and not validly withdrawn as of immediately prior to the expiration of the Offer) pursuant to the Offer (and not therefore accepted for payment) if at any time prior to the expiration of the Offer, any of the following events will have occurred and be continuing immediately prior to the expiration of the Offer:
(a)
the number of Shares validly tendered (and not validly withdrawn) prior to the time that the Offer expires (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6)(f) of the DGCL by the “depository” (as such term is defined in Section 251(h)(6)(c) of the DGCL)), together with the Shares then owned by Purchaser and its “affiliates” (as such term is defined in Section 251(h)(6)(a) of the DGCL), represent at least one Share more than 50% of the then issued and outstanding Shares as of immediately after the consummation of the Offer (the “Minimum Condition”);

(b)
(i)
specified representations and warranties of BDSI with respect to its capitalization must have been true and correct in all respects, as of the date of the Merger Agreement and as of the Offer Acceptance Time, in each case, as if made on and as of such date and time (except representations and warranties that by their terms speak specifically of another date or time will be measured only as of such other date or time), in each of the foregoing cases, except for de minimis inaccuracies.

(ii)
specified representations and warranties of BDSI with respect to its capitalization, organizational documents, authorization to enter into the Merger Agreement, non-contravention, and BDSI’s brokers and other advisors must have been true and correct in all material respects as of the date of the Merger Agreement and as of the Offer Acceptance Time, in each case, as if made on and as of such date and time (except representations and warranties that by their terms speak specifically as of another time will be measured only as of such other date or time); and

(iii)
all of the other representations and warranties of BDSI set forth in the Merger Agreement must have been true and correct (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all respects as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another time will be measured only as of such other date or time), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a “Material Adverse Effect” (as defined in the Merger Agreement and described in Section 11 — “The Transaction Agreements”) (collectively, clauses (b)(i), (b)(ii) and (b)(iii), the “Representations Condition”);

(c)
BDSI must have complied with or performed in all material respects all of the covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time (the “Covenants Condition”);

(d)
since February 14, 2022, there has not been any Material Adverse Effect (the “MAE Condition”);

(e)
(i) the waiting period (or any extension thereof) applicable to the Offer and the Merger under the HSR Act must have expired or been terminated without action by the Federal Trade Commission or U.S. Department of Justice to prevent the consummation of the Transactions or (ii) any action commenced by the Federal Trade Commission or the U.S. Department of Justice in relation to the transactions contemplated by the Merger Agreement will have been resolved in a manner that permits the consummation of the Closing (the “Regulatory Condition”);

(f)
Collegium and Purchaser must have received a certificate executed on behalf of BDSI by BDSI’s chief executive officer or chief financial officer confirming that the Representations Condition, the Covenants Condition and the MAE Condition have been duly satisfied;

(g)
there must not have been issued by any court or other governmental body of competent jurisdiction any judgment, temporary, preliminary or permanent order that remains in effect preventing the consummation the Merger, nor any action or law having been taken, or any law (other than any antitrust law) or order having been promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any court or other governmental body of competent jurisdiction that remains in effect that directly or indirectly enjoins, restrains or otherwise prohibits or makes illegal the consummation of the Offer or the Merger (the “Order Condition”); and

(h)
the Merger Agreement must not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions, which we refer to collectively as the “Offer Conditions,” are in addition to, and not a limitation of, the rights and obligations of Collegium and Purchaser to extend, terminate or modify the Offer in accordance with the terms of the Merger Agreement and applicable legal requirements.

The Offer Conditions are for the sole benefit of Collegium and Purchaser, may be asserted by Collegium or Purchaser regardless of the circumstances giving rise to any such conditions and (except for the Minimum Condition, the Termination Condition or the Order Condition) may be waived by Collegium and Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Collegium and Purchaser, in each case subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Collegium or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.
16. Certain Legal Matters; Regulatory Approvals.
General.   Except as described in this Section 16, based on its examination of publicly available information filed by BDSI with the SEC, other publicly available information concerning BDSI and other information made available to Purchaser by BDSI, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to BDSI’s business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Collegium as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to BDSI’s business, any of which under certain conditions specified in the Merger Agreement could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder.
See Section 15 — “Conditions to the Offer.”
State Takeover Statutes.
A number of states (including Delaware, where BDSI is incorporated) have adopted legal requirements that purport, to varying degrees, to apply to attempts to acquire securities of corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business in those states or whose business operations otherwise have substantial economic effects in such states. BDSI, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such legal requirements.
As a Delaware corporation, BDSI has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL prevents certain “business combinations” (defined to include mergers and certain other actions) with an “interested stockholder” (generally, any person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such.
BDSI has represented to Purchaser and Collegium that the BDSI Board has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of the Merger Agreement and the consummation of the Offer, the Merger and any other transaction contemplated therein. Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and BDSI, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In that case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15 — “Conditions to the Offer.”
United States Antitrust Compliance.   Under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to Purchaser’s acquisition of Shares in the Offer and the Merger.
Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration or termination of a 30-calendar day waiting period, which begins when Collegium has filed a Premerger Notification Report Form under the HSR Act (“HSR Form”) with the Antitrust Division and the FTC. If the 30-calendar day waiting period expires on a federal holiday or weekend, the waiting period is automatically extended until 11:59 p.m. Eastern Time, the next business day. Collegium and BDSI each filed an HSR Form with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on February 14, 2022 and February 16, 2022, respectively, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m. Eastern on March 16, 2022 and March 18, 2022, respectively, unless earlier terminated by the FTC and the Antitrust Division, or if Collegium withdraws and refiles its HSR Form under 16 C.F.R. §803.12 or if Collegium receives a formal request for additional information or documentary material prior to that time (referred to as a “Second Request”). If the FTC or Antitrust Division issues a Second Request prior to the expiration of the initial waiting period, the parties must observe an additional 30-day waiting period, which would begin to run only after the Collegium has substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. The Merger will not require an additional filing under the HSR Act if Purchaser owns more than 50% of the outstanding Shares at the time of the Merger (which Purchaser expects to be the case if the Offer is consummated, given the Minimum Condition) or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.
At any time before or after the purchase of Shares by Purchaser, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the purchase of Shares in the Offer, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state or foreign jurisdiction could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Private parties may also seek to take legal actions under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the purchase of Shares in the Offer will not be made or that, if a challenge is made, we will prevail. See Section 11 — “The Transaction Agreements — Reasonable Best Efforts” and Section 15 — “Conditions to the Offer.”
In addition to the filing under the HSR Act, the U.S. federal antitrust agencies, foreign competition law authorities, U.S. state attorneys general, or private persons may bring legal action under competition or antitrust law seeking to enjoin the Transaction, seeking to add conditions to the completion of the Offer or, if Shares have already been acquired, seeking to require disposition of such Shares. There can be no assurance that a challenge to the Offer on competition or antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action results in a judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the acquisition of Shares in the Offer or Merger, Collegium may not be obligated to consummate the Offer or the Merger.
Foreign Laws.   Based on a review of the information currently available relating to the countries and businesses in which BDSI and Collegium are engaged, Collegium and Purchaser are not aware of any material filing or approval in any foreign country that is required in order to consummate the Offer and the Merger.

Appraisal Rights.   No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL, stockholders who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares, together with interest, if any, as determined by the Delaware Court of Chancery, in lieu of the consideration you would otherwise be entitled to for your Shares pursuant to the Merger Agreement. This value may be the same, more or less than the price that Purchaser is offering to pay you in the Offer and the Merger. Moreover, Purchaser or BDSI may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Offer and the Merger.
The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a holder of Shares to exercise appraisal rights in connection with the Merger, does not constitute any legal or other advice and does not constitute a recommendation that holders of Shares exercise their appraisal rights under Section 262 of the DGCL.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the Surviving Corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as Annex II to the Schedule 14D-9, carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.
Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.
As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the Effective Time, such stockholder must do all of the following:
•
within the later of the consummation of the Offer, which will occur on the date on which acceptance and payment for Shares occurs, and twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is February 18, 2022), properly deliver to BDSI at the address indicated below, an effective demand in writing or via an acceptable electronic transmission for appraisal of such Shares, which demand must reasonably inform BDSI of the identity of the stockholder and that the stockholder is demanding appraisal;

•
not tender such Shares in the Offer;

•
continuously hold of record such Shares from the date on which the written demand or demand via an acceptable electronic transmission for appraisal is made through the Effective Time; and

•
unless BDSI or another holder of Shares (or any other person who is the beneficial owner of Shares held either in a voting trust or by a nominee on behalf of such person) who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights has done so, file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares entitled to appraisal within 120 days after the Effective Time. BDSI is under no obligation to file any petition and has no intention of doing so.

The foregoing summary of the rights of BDSI stockholders to seek appraisal rights under Delaware law is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. Failure to fully and precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights may result in the loss of those rights. A copy of Section 262 of the DGCL will be included as Annex II to the Schedule 14D-9.
Appraisal rights cannot be exercised at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, upon the terms and subject to the Offer Conditions, you will receive the Offer Price for your Shares.
“Going Private” Transactions.   The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same Offer Price as that paid in the Offer.
Litigation.   To the knowledge of Collegium and Purchaser, as of February 17, 2022, there is no pending litigation against Collegium, Purchaser or BDSI in connection with the Transactions.
Stockholder Approval Not Required.   Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and Purchaser accepts Shares for payment pursuant to the Offer, Purchaser will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the BDSI stockholders. Following the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Collegium, Purchaser and BDSI will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of BDSI stockholders in accordance with Section 251(h) of the DGCL.
17. Fees and Expenses.
Collegium and Purchaser have retained D.F. King & Co., Inc. to act as the Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses and will be indemnified against certain liabilities and expenses in connection therewith.
Neither Collegium nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.
18. Miscellaneous.
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other legal requirements of such jurisdiction. In those jurisdictions where applicable legal requirements require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the legal requirements of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or to make any representation on behalf of Collegium or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Collegium, Purchaser, the Depositary or the Information Agent for the purpose of the Offer.
Collegium and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, BDSI has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the unanimous recommendation of the BDSI Board and the reasons for such unanimous recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8 — “Certain Information Concerning Collegium and Purchaser”.
Bristol Acquisition Company Inc.
February 18, 2022

SCHEDULE I — INFORMATION RELATING TO COLLEGIUM AND PURCHASER
Collegium
The following table sets forth information about Collegium’s directors and executive officers as of February 17, 2022. The current business address of each person is in care of Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Stoughton, MA 02072, and the business telephone number is (781) 713-3699.
Name	Citizenship	Position
Joseph Ciaffoni	United States of America	President and Chief Executive Officer; Director
Michael Heffernan, R.Ph.	United States of America	Founder; Director; Chairman of the Board
Rita Balice-Gordon, Ph.D.	United States of America	Director; Member, Nominating and Corporate Governance Committee
Garen Bohlin	United States of America	Director; Chair, Audit Committee; Member, Compensation Committee
John A. Fallon, M.D.	United States of America	Director; Chair, Nominating and Corporate Governance Committee; Member, Audit Committee; Member, Compliance Committee
John G. Freund, M.D.	United States of America	Director; Chair, Compensation Committee; Member, Audit Committee
Gwen Melincoff	United States of America	Director; Member, Nominating and Corporate Governance Committee
Gino Santini	United States of America	Director; Chair, Compliance Committee; Member, Compensation Committee
Scott Dreyer	United States of America	Executive Vice President and Chief Commercial Officer
Shirley Kuhlmann	United States of America	Executive Vice President, General Counsel and Secretary
Richard Malamut, M.D.	United States of America	Executive Vice President, Chief Medical Officer
Colleen Tupper	United States of America	Executive Vice President and Chief Financial Officer
Directors and Executive Officers of Collegium
Joseph Ciaffoni has served as Collegium’s President and Chief Executive Officer, and as a director, since July 2018, and prior to that, served as Collegium’s Executive Vice President and Chief Operating Officer since May 2017. Prior to joining Collegium, Mr. Ciaffoni served as President, U.S. Branded Pharmaceuticals of Endo International plc, a specialty pharmaceutical company, from August 2016 to December 2016. Before that, from April 2012 to August 2016, Mr. Ciaffoni held various positions of increasing responsibility at Biogen Idec, including Senior Vice President, Global Specialty Medicines Group, Senior Vice President, U.S. Commercial and Vice President, U.S. Neurology Field Operations and Marketing. Prior to joining Biogen Idec, Mr. Ciaffoni was Executive Vice President and Chief Operating Officer of Shionogi Inc. and President of Shionogi Pharmaceuticals from July 2008 to October 2010. Mr. Ciaffoni also previously served as Vice President, Sales for Schering-Plough (now Merck) from May 2004 to June 2008, where he was responsible for the cholesterol franchise, and has held several commercial leadership roles at Sanofi-Synthelabo (now Sanofi) from January 2002 to April 2004 and Novartis from January 1994 to December 2001. Mr. Ciaffoni received a B.A. in Communications in 1993 and an M.B.A. in 2000, both from Rutgers, The State University of New Jersey.
Michael Heffernan, R.Ph. has served as a member of Collegium’s board of directors since October 2003 and served as Collegium’s President and Chief Executive Officer from October 2003 to June 2018. Since then, Mr. Heffernan has served as a consultant to pharmaceutical and biotechnology companies, and founded Avenge Bio, a private biotechnology company developing an immunotherapy platform to treat solid tumors, where he serves as chief executive officer. Mr. Heffernan has over twenty-five years of experience in the pharmaceutical and related healthcare industries. He was previously the Founder, President and Chief Executive Officer of Onset Therapeutics, LLC, a dermatology-focused company that developed and commercialized products for the treatment of skin-related illnesses and was responsible for the spin-off of the business from the Company to create PreCision Dermatology, Inc. which was acquired by Valeant Pharmaceuticals International, Inc. Mr. Heffernan has held prior positions as Co-Founder, President and Chief Executive Officer of Clinical Studies Ltd., a pharmaceutical contract research organization that was sold to PhyMatrix Corp., and as President and Chief Executive Officer of PhyMatrix. Mr. Heffernan started his career at Eli Lilly and Company, where he served in numerous sales and marketing roles.
Mr. Heffernan serves on the board of directors of Akebia Therapeutics, Inc. (NASDAQ: AKBA) (2018 to present), Biohaven Pharmaceutical Holding Company Ltd. (NSYE: BHVN) (2020 to present), Synlogic, Inc. (NASDAQ: SYBX) (2020 to present) and Trevi Therapeutics, Inc. (NASDAQ: TRVI) (2017 to present). Mr. Heffernan previously served on the board of directors of Keryx Biopharmaceuticals, Inc., a public pharmaceutical company prior to its merger with Akebia, Ocata Therapeutics, Inc. (NASDAQ: OCAT), Cornerstone Therapeutics Inc. (now known as Chiesi USA, Inc.) (NASDAQ: CRTX), and Veloxis Pharmaceuticals A/S, prior to its acquisition by Asahi Kasei. Mr. Heffernan is a current member of the boards of several privately held companies. Mr. Heffernan graduated from the University of Connecticut with a B.S. in Pharmacy in 1987 and is a Registered Pharmacist.
Rita Balice-Gordon, Ph.D. has served as a member of Collegium’s board of directors since September 2020. Dr. Balice-Gordon is the Chief Executive Officer of Muna Therapeutics, a newly formed biotech company that she joined in May 2020, focused on developing novel therapeutics for patients with neurodegenerative diseases. Previously, Dr. Balice-Gordon served in senior leadership roles at Sanofi, Inc., most recently as Global Head of Rare and Neurological Diseases. Prior to joining Sanofi, Dr. Balice-Gordon led the psychiatry and pain drug discovery portfolios as Vice President in the Neuroscience and Pain Research Unit at Pfizer, Inc. Earlier in her career, Dr. Balice-Gordon was Professor of Neuroscience and Chair of the Neuroscience Graduate Group at the University of Pennsylvania Perelman School of Medicine, where she currently holds an appointment as Adjunct Professor in the Department of Neuroscience.
Dr. Balice-Gordon has authored more than 100 scientific papers, received numerous accolades for her work in the field of neuroscience, including election as a Fellow of AAAS, and has chaired or served on many NIH, national and international committees. She received her B.A. degree in Biological Sciences from Northwestern University, her Ph.D. in Neurobiology from the University of Texas at Austin, and completed a postdoctoral fellowship at Washington University School of Medicine in St. Louis.
Garen Bohlin has served as a member of Collegium’s board of directors since January 2015. Mr. Bohlin has almost 30 years’ experience serving in executive roles at several biotechnology companies, including Constellation Pharmaceuticals, Inc., where he served as an Executive Vice President from January 2010 to his retirement in April 2012. Prior to that, Mr. Bohlin served as Chief Operating Officer at Sirtris Pharmaceuticals, Inc. (“Sirtris”), which was acquired by GlaxoSmithKline plc. Prior to joining Sirtris, Mr. Bohlin served as President and Chief Executive Officer of Syntonix Pharmaceuticals, Inc. (“Syntonix”), which was acquired by Biogen Idec. Prior to Syntonix, Mr. Bohlin spent 14 years in executive management at Genetics Institute, Inc. (“Genetics Institute”), which was acquired by Wyeth. Prior to Mr. Bohlin’s tenure at Genetics Institute, he was a partner at Arthur Andersen & Co., where he spent 13 years. Since his retirement,
Mr. Bohlin has served on the boards of directors of several companies. Mr. Bohlin currently serves on the board of directors of Karyopharm Therapeutics, Inc. (NASDAQ GS: KPTI) (2013 to present) and Curadel Surgical Innovations, Inc, a privately held company (2020 to present). Previously, he served on the board of directors of Acusphere, Inc. (OTC: ACUS) (2005 to 2015), Tetraphase Pharmaceuticals, Inc. (NASDAQ: TTPH) (2010 to 2020), Proteon Therapeutics, Inc. (NASDAQ: PRTO) (2014 to 2020) and several other publicly traded and privately held biotechnology companies. Mr. Bohlin graduated from the University of Illinois with a B.S. in Accounting and Finance in 1970.
John A. Fallon, M.D. has served as a member of Collegium’s board of directors since June 2016. Dr. Fallon served as Senior Vice President and Chief Physician Executive at Blue Cross Blue Shield of Massachusetts (“BCBS”), a health insurance company, from 2004 through 2015. He also recently served as Interim Chief Medical Officer for the Blue Cross Blue Shield Association. Prior to his role at BCBS, Dr. Fallon served as Chief Executive Officer for clinical affairs at the State University of New York Downstate Medical Center, including University Hospital of Brooklyn and the clinical faculty practice plan. His professional experience also includes the Partners Healthcare System, where he was Chairman of the physician network. Dr. Fallon was also the CEO of Charter Professional Services Corporation and the founder and CEO of North Shore Health System, a large physician-hospital organization in Massachusetts. Dr. Fallon was formerly the Chairman of the board of directors of NEHI (Network for Excellence in Health Innovation). In the past, he also served as a member the board of directors of Insulet Corporation (NASDAQ: PODD) (2012 to 2021), a medical devices company; AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) (2014 to 2020), a specialty pharmaceutical company; Exact Sciences Corporation (NASDAQ: EXAS) (2016 to 2019), a molecular diagnostics company, as well as several not-for-profit boards, including: Alliance for Healthcare Improvement, Massachusetts Health Quality Partners, Massachusetts E-Health Collaborative and Neighborhood Health Plan. He also co-chaired, with the Massachusetts Secretary of Health and Human Services, the Massachusetts Patient Centered Medical Home Initiative. Dr. Fallon practiced internal medicine for more than 20 years, fulfilled his residency at Boston City Hospital, and is Board Certified in Internal Medicine. He received a B.A. from the College of the Holy Cross, an MBA from the University of South Florida and a Doctor of Medicine from Tufts University School of Medicine.
John Freund, M.D. has served as a member of Collegium’s board of directors since February 2014. Dr. Freund co-founded Skyline Ventures (“Skyline”), a venture capital firm, in 1997 and was its Executive Managing Director. Prior to joining Skyline, Dr. Freund served as Managing Director in the private equity group of Chancellor Capital Management, LLC. In 1995, Dr. Freund co-founded Intuitive Surgical, Inc. and served on its board of directors until 2000. From 1988 to 1994, Dr. Freund served in various positions at Acuson Corporation (“Acuson”), most recently as Executive Vice President. Prior to joining Acuson, Dr. Freund was a General Partner of Morgan Stanley Venture Partners, where he co-founded the Healthcare Group in the Corporate Finance Department.
Dr. Freund currently serves on the board of directors of Sutro Biopharma, Inc. (NASDAQ: STRO) (2014 to present), and SI-Bone, Inc. (NASDAQ: SIBN) (2013 to present). Dr. Freund also serves on the board of directors of six U.S. registered investment funds managed by The Capital Group Companies. He previously served on the board of directors of several publicly traded companies, including, Proteon Therapeutics, Inc. (NASDAQ: PRTO) (2014 to 2020), Tetraphase Pharmaceuticals, Inc. (NASDAQ: TTPH) (2012 to 2020), XenoPort, Inc. (NASDAQ: XNPT) (1999 to 2016), where he was Chairman, Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) (2014 to 2015), MAP Pharmaceuticals, Inc. (NASDAQ: MAPP) (2004 to 2011), and MAKO Surgical Corp. (NASDAQ: MAKO) (2008 to 2013). Dr. Freund is a member of the Advisory Board for the Harvard Business School Healthcare Initiative. Dr. Freund graduated from Harvard College with a B.A. in History in 1975, received an M.D. from Harvard Medical School in 1980 and an M.B.A. from Harvard Business School in 1982.
Gwen Melincoff has served as a member of Collegium’s board of directors since August 2017. Ms. Melincoff has over 25 years of leadership experience in the biotechnology and pharmaceutical industries. Ms. Melincoff is currently managing director at Gemini Advisors LLC, a biopharmaceutical consultancy (since 2013) and an advisor to Verge Genomics, a startup drug discovery company (since 2016); she also served as an advisor to Agent Capital (from 2017 until 2021). From August 2014 to September 2016, she served as Vice President of Business Development at BTG International Inc., a specialist medical products company; she also served as an advisor to Phase 1 Ventures, a startup accelerator from 2015 through 2018. From September 2004 to December 2013, Ms. Melincoff was Senior Vice President of Business Development at Shire Plc (acquired by Takeda). In addition, from 2010 to 2013, she led the Shire Strategic Investment Group, the venture capital arm of Shire Plc. Prior to joining Shire Plc, Ms. Melincoff held managerial and business development positions at various pharmaceutical companies, including Adolor Corporation, Sterling Drug and NanoSystems (a subsidiary of Eastman Kodak).
Ms. Melincoff currently serves on the board of Gain Therapeutics, Protalix BioTherapeutics, Inc. (NYSE: PLX) and Soleno Therapeutics (NASDAQ: SLNO) (2019 to present). Previously, she served as a board member or observer on the boards of Tobira Therapeutics (acquired by Allergan), DBV Technologies, AM Pharma, ArmaGen Technologies, Promethera Biosciences, Naurex Inc. (acquired by Allergan), Kamada Ltd. (NASDAQ: KMDA), Photocure ASA and Enterome. Ms. Melincoff holds a B.S. in Biology from The George Washington University and an M.S. in Management and Health Care Administration from

Pennsylvania State University. Ms. Melincoff has also attained the designation of Certified Licensing Professional (CLP™). Ms. Melincoff was named one of the “Top Women in Biotech 2013” by Fierce Biotech as well as being named to the Powerlist 100 of Corporate Venture Capital in 2012 and 2013.
Gino Santini has served as a member of Collegium’s Board since July 2012 and has served as Collegium’s lead independent director since May 2015. Since December 2010, Mr. Santini has been a senior advisor providing financing and business consulting services to venture capital, pharmaceutical and biotechnology companies. Previously, Mr. Santini held various positions at Eli Lilly and Company (“Lilly”) from 1983 until his retirement from Lilly in December 2010, most recently as Senior Vice President of Corporate Strategy and Business Development, a position he held since 2007. Mr. Santini also served as a member of Lilly’s Executive Committee from January 2004 to his retirement and as President of U.S. Operations. He joined Lilly in 1983 as a financial planning associate in Italy.
Mr. Santini currently serves as a member of the board of directors of Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT) (2015 to present), Horizon Pharma plc (NASDAQ: HZNP) (2012 to present) and Allena Pharmaceuticals, Inc. (NASDAQ: ALNA) (2012 to present), as well as several privately held companies. Previously, Mr. Santini served on the board of directors of AMAG Pharmaceuticals Inc. (NASDAQ: AMAG) (2012 to 2020), Vitae Pharmaceuticals, Inc. (NASDAQ GS: VTAE) (2014 to 2016) and Sorin S.p.A., a company traded on the Italian Stock Exchange (2012 to 2015). He graduated from the University of Bologna, Italy with a B.S. in Mechanical Engineering in 1981 and received an M.B.A. from the Simon School of Business at the University of Rochester in 1983.
Scott Dreyer has served as Collegium’s Executive Vice President and Chief Commercial Officer since July 2018, and joined us in January 2018 as Senior Vice President, Sales, Marketing and Training. Prior to Collegium, Mr. Dreyer served as the Senior Vice President, Sales, Marketing and Commercial Operations at The Medicines Company, a biopharmaceutical company, from September 2016 to December 2017; Vice President and Chief Marketing Officer — US at Biogen, a biotechnology company, from June 2014 to September 2016; and Vice President, Business Development at Publicis Touchpoint Solutions, a healthcare commercialization company, from September 2013 to June 2014. Mr. Dreyer began his career in the pharmaceutical industry at Merck & Co., where he held roles of increasing responsibility from 1994 to 2013, including Vice President of Hospital and Oncology Sales from 2011 to 2012, and Vice President of Primary Care Sales from 2012 until 2013. Mr. Dreyer holds a B.S. in Biology from Messiah College in 1994.
Shirley Kuhlmann has served as Collegium’s Executive Vice President and General Counsel since March 2018. Prior to joining Collegium, Ms. Kuhlmann was a corporate and securities attorney at Pepper Hamilton LLP from September 2007 until March 2018. At Pepper Hamilton, where she was made a partner effective January 2017, Ms. Kuhlmann advised private and public companies on a range of commercial and transactional matters, including financings, corporate governance and disclosure matters, and mergers and acquisitions and other business combination transactions. Ms. Kuhlmann holds a B.A. in Economics/Political Science from Columbia University in 2004 and a J.D. from Emory University School of Law in 2007.
Richard Malamut, M.D. has served as Collegium’s Executive Vice President and Chief Medical Officer since April 2019. Prior to joining Collegium, Dr. Malamut was Chief Medical Officer, Head of Research and Development and Senior Vice President for Braeburn Pharmaceuticals from June 2018 until March 2019. Prior to joining Braeburn, he was Chief Medical Officer at Avanir Pharmaceuticals from November 2016 until June 2018 and, from April 2013 until November 2016, he was Senior Vice President of Global Clinical Development at Teva Pharmaceuticals Industries Ltd where he was responsible for Pain, Neuropsychiatry, Oncology and New Therapeutic Entities. He also previously held roles of increasing responsibility focusing on early clinical development and translational medicine in neurology and analgesia at Bristol-Myers Squibb and AstraZeneca. Dr, Malamut earned his medical degree from Hahnemann University and completed both a residency in neurology and a fellowship in neuromuscular disease. He worked as a board-certified academic and clinical neurologist for 17 years and has more than 50 publications in the fields of pain medicine, neuromuscular disease, autonomic disease and neurodegenerative disease.
Colleen Tupper. has served as Collegium’s Executive Vice President and Chief Financial Officer since May 2921. Prior to joining Collegium, Ms. Tupper most recently served as Chief Financial Officer, U.S. Business Unit as well as a member of the U.S. Business Unit Executive Leadership Team and the Global

Finance Leadership Team at Takeda. Prior to that role, Ms. Tupper held several roles of increasing responsibility at Shire Pharmaceuticals (acquired by Takeda in 2019) including Vice President, U.S. Commercial Finance, Vice President, Finance Integration Lead, and Vice President, Head of Finance Global Neuroscience and Ophthalmics. Earlier in her career, Ms. Tupper served in various finance and accounting roles at both Shire Pharmaceuticals and Antigenics (now Agenus). Ms. Tupper received a B.S. in Accounting from Franklin Pierce University.
Purchaser
The current business address of each person is in care of Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Suite 300, Stoughton, MA, and the business telephone number is (781) 713-3699.
Name	Citizenship	Position
Joseph Ciaffoni	United States of America	Director; President and Chief Executive Officer
Colleen Tupper	United States of America	Director; Treasurer and Chief Financial Officer
Directors and Executive Officers of Purchaser
See “— Directors and Executive Officers of Collegium” above for information regarding the directors and officers of Purchaser.
The Letter of Transmittal, any certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:
The Depositary for the Offer is:
If delivering by mail:	If delivering by hand, express mail, courier or any other expedited service:

American Stock Transfer & Trust Company, LLC Operations Center
Attn: Reorganization Department
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American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
D.F. King & Co., Inc.
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Banks and Brokers may call: (212) 269-5550
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